Exhibit 10.52

DATED OCTOBER 21, 2015

SHARE PURCHASE AGREEMENT

AMONGST

ATC ASIA PACIFIC PTE. LTD.

(the Purchaser)

AND

AMERICAN TOWER INTERNATIONAL, INC.

(the Purchaser Guarantor)

AND

THE PERSONS SET OUT IN SCHEDULE I

(the Sellers)

AND

VIOM NETWORKS LIMITED

(the Company)

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	SALE AND PURCHASE OF THE SALE SHARES	15

3	CONDITIONS PRECEDENT	16

4	COMPLETION	21

5	CONDITION SUBSEQUENT	23

6	REPRESENTATIONS AND WARRANTIES	24

7	UNDERTAKINGS	28

8	CONFIDENTIALITY	37

9	INDEMNITY	38

10	WITHOLDING TAX MATTERS	42

11	FEES AND EXPENSES	42

12	TERMINATION	43

13	NOTICES	44

14	GOVERNING LAW	45

15	DISPUTE RESOLUTION	45

16	MISCELLANEOUS	47

SCHEDULE I		62

SCHEDULE II		68

SCHEDULE III		70

SCHEDULE IV		77

SCHEDULE V		81

SCHEDULE VI		82

SCHEDULE VII		84

SCHEDULE VIII		86

SCHEDULE IX		88

SCHEDULE X		90

SCHEDULE XI		94

(i)

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is executed on the 21st day of October, 2015 (the “Execution Date”), at Delhi, India by and amongst:

1.	ATC ASIA PACIFIC PTE. LTD., a company incorporated in Singapore having its registered office at One Raffles Quay, North Tower, Level 25, Singapore 048583 (hereinafter referred to as the “Purchaser”, which expression shall include its successors and permitted assigns);

2.	AMERICAN TOWER INTERNATIONAL, INC., a company incorporated in the State of Delaware, United States of America, whose registered office is at 1209 Orange Street, Wilmington, County of New Castle (hereinafter referred to as the “Purchaser Guarantor”, which expression shall include its successors and permitted assigns);

3.	THE PERSONS SET OUT IN SCHEDULE I, whose description is set out in Schedule I (hereinafter collectively referred to as the “Sellers”, which expression shall include their successors and permitted assigns); and

4.	VIOM NETWORKS LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at D-2, 5th Floor, Southern Park, Saket Place, Saket, New Delhi 110017, India (hereinafter referred to as the “Company”, which expression shall include its successors and permitted assigns);

(The Purchaser, the Purchaser Guarantor, the Sellers and the Company are hereinafter referred to each individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

(A)	The Company is engaged in the business of establishing and maintaining passive telecom infrastructure (pursuant to IP-1 Registration (as defined hereinafter)) and providing services in relation thereto and control of the day to day management of the Company per the terms of the Existing Shareholders Agreement (as defined hereinafter) is vested with senior executive personnel of the Company.

(B)	The Sellers collectively own 555,429,602 Equity Shares representing 83.86% of the issued and outstanding equity share capital of the Company calculated on a Fully Diluted Basis. As on the Execution Date, IIF is a preference shareholder with its rights set out in the Investment Agreement and in accordance with the Companies Act, 2013 (as may be modified, amended or re-enacted from time to time) with no ability to direct the management of the Company and its operations. Considering that IIF has a tag-along right under clause 3.3.2 of the Investment Agreement (defined below) on the transfer by TTSL and QTIPL of their Equity Shares in the Company, subject to the terms and conditions as set out in this Agreement and in accordance with the terms of the Investment Agreement, IIF has agreed to participate in the sale on conversion of 1/3rd of the IIF Shares (defined below).

(C)	The Purchaser has agreed to purchase from, and the Sellers have agreed to sell to the Purchaser, the Sale Shares (as defined hereinafter) in the manner and on the terms and conditions set out in this Agreement.

(D)	The Parties are now desirous of entering into this Agreement to record and define their mutual rights and obligations in relation to, and the terms and consideration of, the acquisition of the Sale Shares by the Purchaser.

(E)	The Purchaser Guarantor has agreed to guarantee the obligations of the Purchaser in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalised terms used in this Agreement shall have the following meanings:

“Accounting Principles” shall mean generally accepted accounting principles and policies in India as set forth in pronouncements of the Institute of Chartered Accountants of India and in the Companies Act of India and as in effect from time to time as modified and as consistently applied by the Company;

“Action or Proceeding” shall mean any litigation, claim, action, suit or proceeding, demand, arbitral action, governmental inquiry, investigation or criminal prosecution;

“Affiliate” with respect to any Person, shall mean any other Person that is directly or indirectly, through one or more intermediate Persons, Controlling, Controlled by, or under common Control of such Person, provided that for the purposes of this Agreement, the Company shall not be an Affiliate of any of the other Parties. Provided however that, (i) with respect to Indivest, the term Affiliate shall mean only GIC Pte Ltd and entities Controlled by it, and (ii) with respect to Funderburk Mauritius Limited, the term Affiliate shall mean only Funderburk Mauritius Limited and entities Controlled by it;

“Agreed Accounting Firm” shall mean:

(a)	Deloitte Touché Tohmatsu or any of their Indian Affiliates or associates,

(b)	KPMG or any of their Indian Affiliates or associates,

(c)	Price Waterhouse Coopers or any of their Indian Affiliates or associates,

(d)	EY (formerly, Ernst & Young) or any of their Indian Affiliates or associates; or

(e)	BMR Advisors;

“Agreement” shall have the meaning given to the term in the Preamble;

“Alternative Transaction” shall mean:

(a)	with respect to the Company:

(i)	any direct or indirect merger, consolidation, sale, assignment, lease, transfer, issuance or disposition of, or similar transaction involving:

a.	the Company or its subsidiaries with respect to all or a majority of the Sites (in each case, not being a transaction in the ordinary course of business of the Company or a transaction between a Seller and its Affiliates), or

b.	any shares of share capital of the Company or its subsidiaries; or

(ii)	any direct or indirect transaction, having the effect of causing a change in Control of the Company or its business.

Provided however that (A) the issuance of any securities for the purposes of redemption of or payment of dividends in relation to the IIF Shares in accordance with the Investment Agreement; (B) the issuance of shares pursuant to the IIF Conversion; and (C) transfer of shares by any Persons constituting the Kanoria Block to their respective Affiliates or a transfer of shares by TSL or TTSL to any of their respecvtive Affiliates (including, TOF) (where such transferee has executed a deed of adherence to the Transaction Documents, as may be applicable), shall not constitute an Alternative Transaction; and

(b)	with respect to the Purchaser and its Affiliates that directly or indirectly have a presence in India, any direct or indirect acquisition, subscription, merger, consolidation, investment, sale, assignment, transfer, disposition, capital investment, purchase or any other transaction that has the effect of Purchaser or its Affiliates acquiring a stake or interest in or assets or business of any telecommunications infrastructure service provider in India, other than the Company; provided, however, that, with respect to the Purchaser and its Affiliates, an Alternative Transaction shall not include any acquisition of tower assets numbering fewer than five hundred (500) per month; provided, further, that, for the avoidance of doubt, nothing contained herein shall restrict the ordinary course of business conducted by American Tower Corporation and its Affiliates in India as of the date hereof;

“American Tower Corporation” shall mean American Tower Corporation, a company incorporated under the laws of the United States of America and having its registered office at 116 Huntington Avenue, Boston, Massachusetts, U.S.A.;

“Anti-Bribery Laws” shall mean the US Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq., each as existing at the time of execution of this Agreement or otherwise existing at the time a relevant action was taken;

“ATC Guarantee” shall mean the irrevocable and unconditional sponsor support agreement guarantee made on the date hereof in favor of the Sellers by American Tower Corporation guaranteeing the Purchaser Guarantor’s obligations under Clause 16.12 and the obligation of the Purchaser to pay the Purchase Consideration, and governed by laws of the State of New York;

“Audited Financial Statements” shall mean the audited financial statements of the Company for the period for which such financial statements pertain (including the balance sheet, profit and loss account, the notes to the financial statements, the director’s report, the auditor’s report and all disclosures as prescribed in Schedule III of the Companies Act of India, except that the director’s report shall not be required for the quarterly financial statements), along with all related audited statements of income, sources and uses of cash, share capital and reserves for such period;

“Base Working Capital” shall mean the Working Capital of INR 456,28,00,000, which has been calculated based upon the assets and liabilities of the Company set forth in the Company’s Audited Financial Statements as of June 30, 2015;

“Business Day” shall mean a day, other than a Saturday or Sunday, on which scheduled commercial banks are open for business in (i) Mumbai and (ii) Boston and (iii) Singapore;

“CCI” shall mean the Competition Commission of India;

“Combination” shall mean and refer to the merger and amalgamation and/or combination of the businesses and operations of the Purchaser and its Affiliates in India with the business and operations of the Company such Combination to take place in accordance with the Implementation Agreement and the New Shareholders Agreement;

“Combination MOU” shall mean the memorandum of understanding of even date, executed between the Company, the Purchaser, TTSL, TSL, MSIPL, SMIT and IDFCPE III and each of the entities through which the Purchaser or its Affiliates undertakes its business in India along with their respective shareholders, setting out inter alia the guiding principles for the Combination and key terms and conditions to be included in the Implementation Agreement, including the principles for determination of the swap ratio for the proposed Combination and principles to ensure that there is no conflict of interest between the Purchaser, on the one hand, and the Company, the TTSL, TSL, MSIPL, SMIT and IDFCPE III, on the other;

“Companies Act of India” shall mean (Indian) Companies Act, 1956 and the Companies Act, 2013, as applicable, and, as amended from time to time and as supplemented by the rules and regulations issued thereunder;

“Company” shall have the meaning given to the term in the Preamble to this Agreement;

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to the Purchaser on the date hereof, and as may be updated in accordance with Clause 6.6;

“Company Indemnifying Seller” shall have the meaning as set out in Clause 9.2;

“Company Warranties” shall have the meaning as set out in Clause 6.3;

“Completion” shall have the meaning given to the term in Clause 2.3;

“Completion Date” shall have the meaning given to the term in Clause 2.3;

“Completion Working Capital” shall mean the Working Capital calculated in accordance with the provisions of Clause 2.4 below;

“Conditions Precedent” shall mean those conditions set forth in Clauses 3.1, 3.2 and 3.3;

“Consolidated Arbitration” shall have the meaning set forth in Clause 15.7;

“Contingent Liabilities” shall mean any Liability that is required under the Accounting Principles to be provisioned or reserved for in the financial statements of the Company or disclosed in the notes thereto;

“Contract” shall mean any subsisting agreement, lease, leave or license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, including any schedules or exhibits thereto, but excluding the Land Leases;

“Control” shall mean the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that, in any event, the direct or indirect ownership of more than fifty percent (50%) of the securities of a Person is deemed to constitute Control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Current Assets” shall mean, as of the applicable date, all of the consolidated current assets of the Company or other provisions as determined in accordance with the Accounting Principles and in accordance with Schedule VIII;

“Current Liabilities” shall mean, as of the applicable date, all of the consolidated current Liabilities of the Company, excluding borrowings from banks, if any, as determined in accordance with the Accounting Principles and in accordance with Schedule VIII;

“De Minimis Loss” shall have the meaning given to the term in Clause 9.11;

“DOT” shall mean the Department of Telecommunications, Ministry of Communications and Information Technology, Government of India;

“Encumbrance” shall mean any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, or any arrangement for exercising voting rights issued to a third party, a power of attorney (by whatever name called) issued to a third party for transferring or exercising any rights or a voting trust agreement, or an interest, option, right of first offer or refusal or other transfer restriction in favour of any Person;

“Equipment” shall mean all physical assets (other than real property and interests therein), and includes civil and electrical infrastructure, machinery, tools, equipment, fixtures, vehicles, spare parts and other tangible property, in each case whether owned or leased by the Company, that is used by the Company for the operation or management of the Sites and includes generators, batteries, and security devices, but excluding Operator Equipment;

“Equity Shares” shall mean the issued and outstanding equity shares of the Company on a Fully Diluted Basis with face value of Rupees ten (Rs.10) each;

“Execution Date” shall have the meaning given to the term in the Preamble to this Agreement;

“Executive Committee” shall mean the current executive committee of the board of directors of the Company;

“Existing Inter-se Agreement” shall mean the inter-se agreement, dated 29 July 2009, between certain Existing Shareholders with respect to the inter-se rights of such Existing Shareholders;

“Existing Shareholders” shall mean the shareholders of the Company as on the Execution Date as listed at Schedule I;

“Existing Shareholders Agreement” shall mean the Shareholders Agreement, dated August 18, 2009, executed inter alia between and amongst certain Existing Shareholders and the Company;

“FIPB” shall mean the Foreign Investment Promotion Board, Department of Economic Affairs, Ministry of Finance, Government of India;

“Fully Diluted Basis” shall mean, with reference to any amount or percentage of the share capital of the Company, such amount or percentage calculated as if all of the securities (including any convertible preferred shares), stock options or other obligations that are convertible into or exercisable or exchangeable for, or which carry a right to subscribe to or purchase or which represent or bestow any beneficial ownership or interest in, the shares of the Company, then issued and outstanding, had been exercised in full (whether or not such securities, stock options or other obligations are at such time exercisable or convertible), it being clarified that the IIF Conversion shall be taken into account for any calculation of shareholding on a Fully Diluted Basis. It is further clarified that any non-convertible preference shares held under the Investment Agreement shall not be considered for the purposes of determining the shareholding of the Company on a Fully Diluted Basis;

“Governmental Approvals” shall mean all licenses, permits, no-objection certificates, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications and other authorizations to, from or with any Governmental Authority;

“Governmental Authority” shall mean any governmental or statutory authority, government department, agency, commission, board, stock exchange, tribunal or court or other entity authorized to make Laws, rules or regulations or pass directions, having or purporting to have jurisdiction or any state or other sub-division thereof or any municipality, district or other sub-division thereof;

“Government Entity” shall mean (a) a Governmental Authority; or (b) a government owned/government-controlled association, organization, business or enterprise, provided that Funderburk Mauritius Limited or its Affiliates shall not be deemed to be a Government Entity;

“Government Official” shall mean (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Government Entity; (b) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (c) an officer of, or individual who holds a position in, a political party; (d) a candidate for political office; (e) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (f) an officer or employee of a supra-national organization (e.g., World Bank, United Nations, International Monetary Fund, OECD), provided that no person employed by or representing Funderburk Mauritius Limited or its Affiliates shall be deemed to be a Government Official;

“IA CWC Certificate” shall have the meaning set out in Clause 2.4.2;

“IDFCPE II” shall have the meaning as set out in Schedule I;

“IDFCPE III” shall mean IDFC Private Equity Fund III, a unit scheme of the IDFC Infrastructure Fund 3 (being a trust created under the Indian Trusts Act, 1881 and registered as a venture capital fund with the Securities Exchange Board of India under the Securities and Exchange Board of India (Venture Capital Funds) Regulations, 1996) and whose office is at 201, Naman Chambers, C-32, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India, of which IDFC Trustee Company Limited, whose registered office is at 201, Naman Chambers, C-32, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India, is a trustee and represented by IDFC Alternatives Limited, a company incorporated in India and whose registered office is at 101, Naman Chambers, C-31, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India, and a place of business at 7th floor, One IndiaBulls Centre, Jupiter Mills Compound, 841, Senapati Bapat Marg, Elphinstone Road, Mumbai 400013, India, acting in its capacity as the investment Manager of IDFC Private Equity Fund III;

“IIF” shall mean India Infrastructure Fund, a venture capital fund registered under the Securities and Exchange Board of India (Venture Capital Funds) Regulations 1996 and established as an irrevocable trust under the Indian Trusts Act, 1882 through the indenture dated March 4, 2008, of which IDFC Trustee Company Limited, whose registered office is at Naman Chambers, C-32, G-Block, BandraKurla Complex, Bandra East, Mumbai 400051, India, is a trustee and represented by IDFC Alternatives Limited (Investment Manager) whose registered office is at Naman Chambers, C 32, G Block, BandraKurla Complex, Bandra East, Mumbai 400051 India and a place of business at 7th floor, One IndiaBulls Centre, Jupiter Mills Compound, 841, Senapati Bapat Marg, Elphinstone Road, Mumbai 400013;

“IIF Conversion” shall mean the conversion of one-third of the IIF Shares into 4,621,927 Equity Shares prior to Completion in accordance with the terms of the Investment Agreement and this Agreement;

“IIF Shares” shall mean 249,850,022 cumulative redeemable optionally convertible preference shares held by IIF;

“Implementation Agreement” shall mean the implementation agreement to be entered into between the Company, the Purchaser, TTSL, TSL, MSIPL, SMIT and IDFCPE III and each of the entities through which the Purchaser undertakes its business in India along with their respective shareholders, which agreement shall incorporate the principles and guidelines set out in the Combination MOU and set out in detail the manner, terms and conditions (including the swap ratio) on which the Combination shall be undertaken and given effect;

“Indebtedness” shall mean, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued / due commercial or trade Liabilities due arising in the ordinary course of business and any other current liabilities, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under capital leases as reflected in its financial statements, but subject in any event to the Accounting Principles, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person, provided that the term Indebtedness shall not include any obligations under Land Leases;

“Indemnifying Seller” shall mean each of the Title Indemnifying Sellers, the Company Indemnifying Sellers and the KB Indemnifying Seller (as applicable);

“India Tower Business” shall have the meaning as set out in Clause 7.10;

“Indian Law” shall mean all Law having the effect of law in India;

“Information” shall have the meaning given to the term in Clause 8.1;

“INR” or “Rupees” or “Rs.” shall mean Indian rupees, being the lawful currency of India;

“Investment Agreement” shall mean the Investment Agreement, dated March 23, 2010, amongst IIF, TTSL, QTIPL, Tata Internet Services Limited and the Company (as amended);

“IP-1 Registration” shall mean the registration certificate for infrastructure provider category I bearing registration certificate No. 168/ 2007 dated August 30, 2007, issued by the DOT with a document bearing reference No. 10-40/2007 BS-1;

“IT Act” shall mean the Indian Income Tax Act, 1961;

“Kanoria Block” or “KB Shareholders” shall mean Mr. Sunil Kanoria, SREI, QTIPL, Confident, Optimum, Right Towers, Resurgent and Aksayakala, as described in Schedule I;

“KB Indemnifying Seller” shall have the meaning as set out in Clause 9.3;

“Land Lease” shall mean any lease, easement, right of way, license, permit or other right of use agreement pursuant to which the Company holds a leasehold interest, leasehold estate or other real property interest (including interest by way of an enforceable leave or license) or other right of use agreement for any Site, including, the associated access rights;

“Law” shall mean all applicable statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority;

“Leased Land” shall mean each interest in real property or a tract of land on which a Tower (including a Rooftop Tower) is located or otherwise used by the Company for its use and benefit, as of the date of this Agreement or the Completion Date (as applicable), which parcel of real property or tract of land is leased, subleased or otherwise occupied or used to or by the Company pursuant to a Land Lease;

“Lender” shall mean a lender of the Company, as identified in Part A of Schedule III, and includes any security trustee or the like acting on behalf of such lender;

“Lender Consent” shall mean an approval in writing from each Lender from whom consent is required with respect to the purchase of the Sale Shares by the Purchaser from the Sellers as contemplated under this Agreement, as set out in Part B of Schedule III;

“Liabilities” shall mean, as determined in accordance with the Accounting Principles, all Indebtedness, and other liabilities of a Person (taking into account any necessary inter-company eliminations such as receivables/payables and investments), including any liabilities relating to Taxes and liabilities of trade creditors, book overdrafts, customer deposits and provisions for gratuity or leave, encashment or fringe benefit taxes or statutory dues;

“Loss” or “Losses” shall have the meaning as set out in Clause 9.1;

“Material Adverse Effect” shall mean such event, circumstance or change as has had, separately or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company, it being understood that a material adverse effect exists in the event that the Company has had, or shall incur, Losses or Contingent Liabilities, individually or in the aggregate, of an amount in excess of Rupees One Thousand Crores (Rs. 1,000,00,00,000) (over and above the Losses or Contingent Liabilities that have occurred prior to the Execution Date);

Notwithstanding anything contained above, the term “Material Adverse Effect” shall not include, directly or indirectly, (i) any economic event affecting the economy in general or the telecommunications infrastructure industry in general, including any change in applicable Law, interest rates or exchange rates, in each case not specifically relating to the business, the Company, companies registered as Infrastructure Provider Category-1, or the transactions contemplated by this Agreement and only to the extent that it does not substantially and disproportionately affect the Company relative to other companies in the telecommunications infrastructure industry; (ii) any action taken by the Sellers or the Company as required under this Agreement, or at the instructions of, or with the approval of or as requested by the Purchaser; (iii) any event, circumstance or change arising on account of the acquisition of the Sale Shares pursuant to and in compliance with the terms of this Agreement or the execution of this Agreement; (iv) any liability arising from matters disclosed in the Company Disclosure Schedule or the Audited Financial Statements as of June 30, 2015; and (v) any liability arising out of a waiver of the Condition Precedent set out in 3.2(i) by the Purchaser;

“Material Contracts” shall mean (i) all MSAs; (ii) all loan agreements and security documents; (iii) all long term contracts (it being understood that any contract: (a) having a term extending more than 3 years from the Execution Date and (b) which is not terminable without notice of more than 3 (three) months shall be a “long term contract” for purposes of this definition); and (iv) all contracts having a value above Rs. 5,00,00,000 (Rupees five crores only); in each case executed by the Company and subsisting on the date of execution and the Completion Date. Provided however, that “Material Contracts” shall not include any Land Lease. The term “Material Contract” shall refer to any one of the Material Contracts individually;

“Monthly Management Financials” shall mean monthly management financial reports for the Company consistent with the form and manner in which they are prepared by the Company historically;

“MSA” shall mean the master sharing agreements, binding letters/ emails of intent or term sheets and service orders (to the extent not covered by any of the aforesaid) by and between the Company and any Operator, including any amendments thereto, each listed in Schedule V;

“MSIPL” shall mean Macquarie SBI Infrastructure Investments Pte Limited, a company incorporated under the laws of Singapore and whose registered office is at 10 Marina Boulevard, #17-01 Tower 2, Marina Bay Financial Centre Singapore 018983;

“New Shareholders Agreement” shall mean the shareholders agreement executed on the Execution Date by the Company, TTSL and TSL, IDFCPE III, MSIPL and SMIT and the Purchaser;

“Non Resident Seller” shall mean each Seller resident outside India for the purposes of the IT Act;

“Operator” shall mean each carrier or operator with whom the Company has entered into an MSA;

“Operator Equipment” shall mean telecommunications, radio and other communications equipment on the applicable Site, in each case other than Equipment provided by the Company to an Operator;

“Order” shall mean any writ, judgment, decree, injunction, decision, ruling or order of any Governmental Authority (in each such case whether preliminary or final);

“Other Company Warranties” shall have the meaning as set out in Clause 6.4;

“Owned Land” shall mean each parcel of real property (whether on the ground or rooftop) or tract of land on which a Tower is located which parcel of real property or tract of land is owned by the Company;

“Party” or “Parties” shall have the meaning given to the term in the Preamble to this Agreement;

“Pending Arbitration” shall have the meaning as set out in Clause 15.7;

“Person” shall mean any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Hindu undivided family, trust, union, association, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable Law;

“Purchase Consideration” shall have the meaning given to the term in Clause 2.2;

“Purchaser” shall have the meaning given to the term in the Preamble to this Agreement;

“Purchaser’s CP Confirmation” shall have the meaning given to the term in Clause 3.7;

“Purchaser Guarantor” shall have the meaning given to the term in the Preamble to this Agreement;

“Purchaser’s DP” shall mean the depository participant of the Purchaser, the details whereof shall be notified by the Purchaser to the Sellers within two (2) Business Days from the date of receipt of the Sellers’ CP Confirmation by the Purchaser;

“Purchaser’s DP Account” shall mean the account maintained by the Purchaser with the Purchaser’s DP, the details whereof shall be notified by the Purchaser to the Sellers within two (2) Business Days from the date of receipt of the Sellers’ CP Confirmation by the Purchaser;

“Related Party(ies)” shall have the meaning assigned to it in Section 2(76) of the Companies Act, 2013;

“Representatives” shall mean, with respect to each Party and/or its Affiliates, its officers, directors, employees, agents, accountants, financial advisors, consultants and other representatives who have been appointed and authorized by such Party and/or its Affiliates to represent it for the purposes of this Agreement and the Transaction Documents;

“Rooftop Tower” shall mean a Tower that is based on a rooftop or similar such structure, rather than on the ground;

“Sale Shares” shall mean the 337,791,329 Equity Shares held by the Sellers (including Equity Shares to be issued to IIF prior to Completion pursuant to the IIF Conversion) the details of which are set out in Schedule I, collectively representing 51% of the total issued and outstanding equity share capital of the Company calculated on a Fully Diluted Basis;

“Sellers’ CP Confirmation” shall have the meaning given to the term in Clause 3.7;

“Sellers” shall have the meaning given to the term in the Preamble to this Agreement;

“Seller’s Bank Account” shall mean the bank account of each of the Sellers set out in Schedule VI;

“Sellers’ Disclosure Schedule” shall mean the disclosure schedule relating to the Sellers delivered by the Sellers to the Purchaser on the date hereof, and as may be updated in accordance with Clause 6.6;

“Sellers Depository Participants” shall mean the despository participant identified in Schedule VII;

“Sellers Demat Account” shall have the meaning set out in Schedule VII;

“Sellers’ Warranties” shall have the meaning given to the term in Clause 6.1;

“Senior Management Employee” shall mean the chief executive officer of the Company and any management personnel above the grade of the vice president of the Company;

“Sites” shall mean the Towers located on Leased Land or Owned Land, together with the related Leased Land or Owned Land, the buildings, structures, improvements and facilities (if any) that relates to such Towers and that are owned or leased by the Company and the Equipment located thereon, the related Land Leases and all other necessary contracts and rights related to such Towers, but excluding Operator Equipment;

“SMIT” shall mean SBI Macquarie Infrastructure Trustee Private Limited as the trustee of SBI Macquarie Infrastructure Trust, a trust within the meaning of the Indian Trusts Act, 1882, having its address at 92, 2 North Avenue, Maker Maxity, Bandra Kurla Complex, Bandra (E), Mumbai - 400051, India,;

“SREI” shall have the meaning as set out in Schedule I;

“Taxes” or “Taxation” includes all forms of taxation (direct or indirect), charges, duties, imposts, levies or other assessments, fees, rates and withholding obligations (with respect to compensation or otherwise), imposed by any Governmental Authority under applicable Law on income or other assessment of income, profits (including dividend), service, sales, wealth, value added tax, excise, export duty, import duty, entry tax, professional tax, service tax, dividend distribution tax, capital gains, stamp duty and property tax, social security, payroll tax, whenever created or imposed under the Laws of India, and all penalties, fines and interest payable and any additions in respect of such amounts;

“Tax Authority” shall mean any Governmental Authority responsible for the collection, operation or administration of Taxes;

“Tax Loss” shall have the meaning given to the term in Clause 9.2(c);

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Termination Date” shall mean July 31, 2016, or such other date as may be agreed in writing by the Parties;

“Third Party Agreements” shall mean any loan agreement or any other contract of the Company that imposes any obligation on TTSL, TSL, IDFCPE II, MSIPL, SMIT or the KB Shareholders by virtue of any of the foregoing being a shareholder of the Company, or conditions the rights or obligations of the Company on the status of any of the foregoing as a shareholder of the Company, in each case as listed at Part C of Schedule III;

“Third Party Approval” shall mean an approval in writing to the satisfaction of the Purchaser and the Sellers from any third party (including, without limitation, the Operators but excluding the Lenders) from whom consent is required with respect to the transfer of the Sale Shares to the Purchaser as contemplated under this Agreement, only to the extent as set out in Schedule IV;

“Threshold Loss” shall have the meaning given to the term in Clause 9.11;

“Title Indemnifying Seller” shall have the meaning as set out in Clause 9.1;

“TOF” shall mean the Tata Opportunities Fund LP (a limited partnership registered in Singapore) or any other successor limited partnerships, managed by Tata Capital Advisors Pte. Limited and shall include:

(i)	its general partner and limited partners

(ii)	any Persons, funds, vehicles or companies directly or indirectly, managed or advised by Tata Capital Advisors Pte. Limited, in its capacity as an investment manager

(iii)	Tata Capital Limited and any Persons or entities, directly or indirectly, owned or Controlled or managed by or under the joint Control of Tata Capital Limited;

“Towers” shall mean the transmission tower(s), rooftop structure(s), pole(s) or similar infrastructure or equipment (including civil and electrical infrastructure) located at each of the Sites and owned or leased by the Company;

“Transaction Documents” shall mean:

(a)	this Agreement;

(b)	the New Shareholders Agreement;

(c)	the sponsor support agreement of even date executed amongst the Purchaser, the Purchaser Guarantor and the Sellers (“SPA Sponsor Support Agreement”);

(d)	the ATC Guarantee;

(e)	the sponsor support agreement of even date executed amongst the Purchaser, the Purchaser Guarantor, TTSL, TSL, MSIPL, SMIT and IDFCPE III (“SHA Sponsor Support Agreement”);

(f)	the SHA sponsor support agreement guarantee executed amongst ATC, TTSL, TSL, MSIPL, SMIT and IDFCPE III (“ATC SHA Guarantee”);

(g)	Combination MoU;

(h)	articles of association of the Company;

“TSL” shall mean Tata Sons Limited, a company incorporated under the Companies Act, 1913 and having its registered office at Bombay House, 24 Homi Mody Street, Mumbai 400001, India;

“TTSL” shall have the meaning as set out in Schedule I;

“Updated Sellers’ Disclosure Schedule” shall have the meaning given to the term in Clause 6.6; and

“Working Capital” shall mean Current Assets less Current Liabilities of the Company as of a given date, calculated in accordance with the illustration set out in Schedule VIII;

1.2	Interpretation

(a)	Any reference herein to any Clause, Annexure, Schedule or Exhibit is to such Clause or Annexure or Schedule or Exhibit to this Agreement unless the context otherwise requires. The Schedules, Annexures and Exhibits to this Agreement shall be deemed to form part of this Agreement.

(b)	References to a Party shall, where the context permits, include such Party’s respective successors, legal representatives and permitted assigns.

(c)	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

(d)	Unless the context otherwise requires, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders.

(e)	Unless otherwise specified, the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement.

(f)	Reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the Execution Date) for the time being in force and to all statutory instruments or orders made pursuant to such statutory provisions.

(g)	Reference to the word “include” shall be construed without limitation.

(h)	The words “directly or indirectly” mean directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have the correlative meanings.

(i)	Any reference to a document in the “agreed form” is to the form of the relevant document agreed by and among the relevant parties thereto, and for the purpose of identification, initialed by each of them or on their behalf.

(j)	No provisions of this Agreement shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(k)	Reference in this Agreement to ‘Sellers’ shall mean the Sellers severally and not jointly, and unless specifically provided in this Agreement, all respective rights and obligations of the Sellers shall be several and not joint. Further, reference to the term “Sellers” shall mean only those Sellers to whom the provision is relevant and shall not include or pertain to IIF until it exercises the conversion in accordance with Schedule II hereto, except for references to ‘Sellers’ in Clause 6.1, and for this purpose all references to Sale Shares in Clauses 6.1(g), (i) and (j) shall refer to the IIF Shares.

(l)	Any reference to a Person’s knowledge shall mean: (i) in the case of a company or a body corporate, the knowledge (after reasonable inquiry) of the whole time directors,

managing director, chief executive officer, chief financial officer and the company secretary; (ii) in the case of a fund or trust, the knowledge of the whole time directors, managing director, chief executive officer, chief financial officer and the company secretary or such other persons of similar description or responsibility; and (iii) in case of an individual, the knowledge of such individual himself.

2	SALE AND PURCHASE OF THE SALE SHARES

2.1	Upon the terms and subject to the conditions set forth in this Agreement and in consideration of the payment of the Purchase Consideration, the Sellers hereby agree and undertake to sell and the Purchaser agrees and undertakes to purchase from the Sellers, on the Completion Date, good and valid title to the Sale Shares, free and clear of all Encumbrances. The Parties hereby agree that if, at the time of Completion, the number of resulting shareholders (including the Purchaser) in the Company is less than the minimum number of shareholders required under the (Indian) Companies Act, 2013, the Purchaser shall have the right to designate its Affiliates (or any individual person who is either an employee or officer or director of the Purchaser or any of its Affiliates and details of such individual have been provided in writing to the Sellers) to purchase 1 (one) Sale Share in order to satisfy such requirement and Completion shall proceed accordingly, provided that where such designee is an Affiliate (and not an individual person as aforementioned) such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement.

2.2	The Sale Shares shall represent at least 51% of the issued share capital of the Company on a Fully Diluted Basis (taking into account the IIF Conversion). As determined in accordance with Clause 2.4, the aggregate consideration (the “Purchase Consideration”) payable by the Purchaser for the Sale Shares shall be an amount equal to:

(a)	a fraction (x) the numerator of which is the aggregate number of Sale Shares, and (y) the denominator of which is the total number of Equity Shares; multiplied by

(b)	an amount equal to INR 143,064,562,824.00 (Rupees Fourteen Thousand Three Hundred Six Crores Forty Five Lakhs Sixty Two Thousand Eight Hundred Twenty Four only);

(c)	less the extent to which the Completion Working Capital is less than the Base Working Capital, provided that this sub-clause (c) shall not be applicable if the difference between the Completion Working Capital and the Base Working Capital does not exceed 20% (twenty percent) of the Base Working Capital;

2.3	The date on which the sale of the Sale Shares to the Purchaser and on which all actions and events provided in Clause 4.2 are completed (hereinafter referred to as “Completion”) shall hereinafter be referred to as the “Completion Date”.

2.4	Calculating the Completion Working Capital

2.4.1	The Parties agree that for each calendar quarter falling between the Execution Date and the Completion Date, the Company shall, within 60 (sixty) days from the end of such calendar quarter, provide to the Purchaser and the Sellers, the audited financial statements of the Company (including the balance sheet and profit and loss account, and cash flow statement) along with a detailed calculation of the Working Capital as of the last date of such calendar quarter, each certified as audited by the statutory auditor of the Company.

2.4.2	The Company shall provide a certificate issued by the statutory auditor of the Company setting out the calculation, determination of, and certifying, (“IA CWC Certificate”) the Completion Working Capital based on the latest audited financial statements of the Company which have been provided to the Purchaser and the Sellers under Clause 2.4.1 above, on or prior to the date occurring three (3) Business Days from the date of receipt of the last of the Sellers’ CP Confirmation and the Purchaser’s CP Confirmation by the Company.

Provided that if the indicative Working Capital calculated on the basis of the most recent Monthly Management Financials at the time of the Seller CP Confirmation Certificate is lower than the Base Working Capital, by more than 10% (ten percent) of the Base Working Capital, then the Purchaser shall be entitled to require the Company to provide the IA CWC Certificate setting out the Completion Working Capital based on the audited financial statements of the Company as of the last/preceeding calendar quarter, and the Completion Date shall be adjusted accordingly.

2.4.3	The determination of the Completion Working Capital by the statutory auditor of the Company shall be final and binding statement as the Completion Working Capital.

2.4.4	Upon receipt of the IA CWC Certificate, and in any event at least 2 (two) Business Days prior to the Completion Date, the Sellers shall issue to the Purchaser, a single statement setting out:

(a)	the Completion Working Capital as determined under the IA CWC Certificate; and

(b)	the aggregate Purchase Consideration and the Purchase Consideration payable by the Purchaser to each of the Sellers.

2.5	IIF Conversion

2.5.1	IIF and the Company hereby agree to undertake all steps necessary to complete the IIF Conversion in accordance with the terms set out in Schedule II.

2.5.2	Each of the other Parties (other than the Purchaser) hereby acknowledges that the IIF Conversion shall occur in terms of Schedule II herein and agrees to refrain from taking any action and to refrain from doing or causing to be done, anything which could reasonably be expected to impede or impair the IIF Conversion in accordance with Schedule II.

2.6	In the event Completion occurs after April 30, 2016, the Purchase Consideration and the Non-compete Fee shall stand automatically increased by an amount corresponding to twelve percent (12%) per annum of the Purchase Consideration and Non-compete Fee compounded on a monthly basis, calculated for a period between May 1, 2016 and the Completion Date (both dates included).

3	CONDITIONS PRECEDENT

3.1

The Parties confirm that the following actions shall have occurred on, or prior to, the Completion Date and that Completion shall be conditional on each of the following conditions having been either satisfied or mutually waived by the Purchaser and each of the Sellers (to the extent permissible under Law and to the extent permitted under this Agreement, as the case may be, provided that, (i) Clause 3.1(e) shall be waivable only with mutual consent of the Purchaser and IIF, and shall not require waiver from other Sellers; (ii)

waiver of Clause 3.1(c) shall also require the consent of IIF, and (iii) Clause 3.1(i) shall not be waivable by any Party):

(a)	the Purchaser shall have made an application to and received approval (which is subject to no materially adverse conditions, limitations or restrictions) from the FIPB for acquisition of more than fifty percent (50%) and up to one hundred percent (100%) of the Equity Shares and the CCI for acquisition of more than fifty percent (50%) and up to one hundred percent (100%) of the Equity Shares and for the Combination, in a form and manner to the satisfaction of the Parties;

(b)	the Company shall have caused the Third Party Agreements to be duly amended in agreed form, or a consent or waiver in writing from the counterparty to each Third Party Agreement to be received, to terminate any obligation on TTSL, TSL, IDFCPE II, MSIPL, SMIT or the KB Shareholders contained therein by virtue of the TTSL, TSL, IDFCPE II, MSIPL, SMIT or the KB Shareholders being shareholders of the Company, including any requirement to maintain any minimum shareholding in the Company or any conditions on the Company’s obligations or rights on such Persons maintaining any minimum shareholding in the Company and to provide for such obligations to be taken over by the Purchaser;

(c)	the Purchaser has, prior to the IIF Conversion, executed a deed of adherence and undertaking in the form mutually agreed with IIF and covering the matters set out in Schedule XI;

(d)	the Company shall have obtained the Lender Consents in accordance with Clause 7.5;

(e)	IIF Conversion shall have occurred 1 (one) day prior to Completion Date ;

(f)	the Implementation Agreement shall have been duly executed by or on behalf of the Company, the Purchaser, TTSL, TSL, MSIPL, SMIT, IDFCPE III and each of the entities through which the Purchaser undertakes its business in India along with their respective shareholders and the Combination shall be given effect in a manner such that it results in TTSL and TSL together holding at least 26% of the equity shares of the merged entity pursuant to the completion of the Combination; and

(g)	to the knowledge of the Parties, no Action or Proceeding or Law enacted by any Governmental Authority shall have been instituted or threatened that would render it unlawful as of the Completion Date to effect the transactions contemplated by this Agreement in accordance with its respective terms. There shall not have been a nationalization or compulsory acquisition proceeding commenced concerning all or a substantial portion of either the wireless infrastructure assets in India or the Company’s wireless infrastructure assets. The continued ownership by the Company of substantially all of the Sites and/or the ownership by the Purchaser of the Sale Shares, with its shares subject to foreign ownership or control following the Completion, shall not have become illegal or invalid, or if such continued ownership has become illegal or invalid, in each case, the Parties have been able, through negotiation in good faith, to agree on a method for restructuring the transactions contemplated hereby that would substantially accomplish the intent hereof;

(h)	the Company, the Purchaser, TTSL, TSL, MSIPL, SMIT, IDFCPE III shall have agreed upon the amended articles of association of the Company to reflect the provisions of the New Shareholders Agreement to be approved at a meeting on or around the Completion Date of each of the board of directors and the shareholders of the Company; and

(i)	the receipt of the shareholders approval by TTSL for the transfer of the Sale Shares.

3.2	Completion shall be conditional on each of the following conditions having been either satisfied by the Sellers and the Company (as the case may be) or waived by the Purchaser (to the extent permissible under Law and to the extent permitted under this Agreement, as the case may be):

(a)	each Seller which is a party to the Existing Shareholders Agreement and/ or the Existing Inter-se Agreement shall have entered into deeds of termination in agreed form to duly terminate the Existing Shareholders Agreement and/ or the Existing Inter-se Agreement with effect from the Completion Date and shall have provided written waivers to the Company waiving their rights with respect to transfer restrictions under the articles of association of the Company to allow for the transfer of the Sale Shares from the Sellers to the Purchaser in accordance with the terms of this Agreement;

(b)	the representations and warranties set out at Clause 6.1 of this Agreement shall be true and correct as on the date of execution as well as the Closing Date;

(c)	each Seller, which holds any Sale Shares in physical form, shall have caused the dematerialization of all of such Sale Shares;

(d)	other than the documents that are required to be furnished by the Purchaser under Clause 3.3(b), each Seller resident in India shall have provided the Purchaser all other documents (including, without limitation, the valuation report) in agreed form necessary to enable the filing of the Form FC-TRS, if applicable, and shall have agreed with the Purchaser a draft of the Form FC-TRS;

(e)	there is no sufficient reason to believe, in the reasonable opinion of the Purchaser (evidence of which shall be provided to the Sellers by the Purchaser) that the Company, its subsidiaries, or their Representatives, have paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of:

(i)	influencing any act or decision of such Government Official in his or her official capacity, including the failure to perform an official function, in order to assist the Company, its subsidiaries, or any other person in obtaining or retaining business, or directing business to any third party;

(ii)	securing an improper advantage;

(iii)	inducing such Government Official to use his or her influence to affect or influence any act or decision of a Government Entity to assist the Company, its subsidiaries, or any other person in obtaining or retaining business, or directing business to any third party; or

(iv)	providing an unlawful personal gain or benefit, of financial or other value, to such Government Official; and

(f)	there is no sufficient reason to believe, in the reasonable opinion of the Purchaser (evidence of which shall be provided to the Sellers by the Purchaser) that any compensation provided by the Purchaser to the Sellers pursuant to this Agreement is not for the Sellers’ sole benefit or will be transferred or assigned to any other Person on behalf of a Seller (i) to or for the use or benefit of any Government Official; (ii) to any other Person either as an advance or reimbursement, if it knows that any part of such payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for payments previously made, to any Government Official; or (iii) to any other Person, in order to obtain or retain business, or to secure any other improper business advantage, in violation of applicable Anti-Bribery Laws.

(g)	no Material Adverse Effect in respect of the Company shall have occurred from the Execution Date up to the Completion Date that shall not have been cured on or prior to the Termination Date;

(h)	each Seller shall have delivered or caused to be delivered to the Purchaser, such Completion deliveries set forth in Clause 4.2, required to be delivered by it, in form and substance satisfactory to the Purchaser, acting reasonably;

(i)	receipt by the Company of the Third Party Approvals set out in Schedule IV hereto;

(j)	there having been no material breach by the Company of its obligations under Clause 7.13 below;

(k)	each Seller shall have received all corporate authorizations and approvals required to be obtained by it under Applicable Law for carrying out any or all actions required for Completion under this Agreement, except as provided in Clause 3.1(i); and

(l)	the Kanoria Block shall have procured release of all Encumbrances that have been created on the Sale Shares held by Confident, Optimum and Right Towers in favour of any third parties, including IL&FS Financial Services Limited.

3.3	Completion shall be conditional on each of the following conditions having been either satisfied by the Purchaser or waived by each of the Sellers (to the extent permissible under Law and to the extent permitted under this Agreement, as the case may be):

(a)	the Purchaser shall have executed and delivered to each of the Lenders such documents and undertakings listed in Part C of Schedule III as may be required by such Lender for granting its Lender Consent and for releasing the Sellers from any and all past liabilities and undertakings;

(b)	the Purchaser shall have agreed with the Sellers resident in India a draft of the Form FC-TRS and shall have provided to all the Sellers resident in India any consent letters or undertakings as well as any other documents in agreed form necessary to enable the filing of the Form FC-TRS, if applicable, that are required of it under applicable Law;

(c)	there shall have been no (i) change in Control of the Purchaser, the Purchaser Guarantor or any of American Tower Corporation’s Affiliates in India such that the Purchaser, the Purchaser Guarantor or any of American Tower Corporation’s Affiliates in India is neither directly nor indirectly Controlled by American Tower Corporation; (ii) change in Control of American Tower Corporation; or (iii) investment into the Purchaser, Purchaser Guarantor, American Tower Corporation or its Affiliates in India by any Person who is engaged in a business similar to the business of the Company or the business of TTSL or TSL; or (iv) investments in American Tower Corporation by any Person (acting alone or in concert with others) such that the investments exceeds 9.8% of the shareholding of American Tower Corporation;

(d)	the Purchaser shall have caused legal counsels of international repute acceptable to the Existing Shareholders to have issued:

(i)	to the Sellers, a legal opinion certifying the enforceability of the SPA Sponsor Support Agreement and the ATC Guarantee; and

(ii)	to TTSL, TSL, MSIPL, SMIT and IDFCPE III, a legal opinion certifying the enforceability of the SHA Sponsor Support Agreement and the ATC SHA Guarantee;

in each case, in an agreed form, so agreed as of or prior to the Execution Date;

(e)	the Purchaser shall have delivered or caused to be delivered to each of the Sellers, such Completion deliveries set forth in Clause 4.2, required to be delivered by it, in form and substance satisfactory to the Sellers, acting reasonably; and

(f)	the Purchaser, shall have received all corporate authorizations and approvals required to be obtained by it under Applicable Law for carrying out any or all actions required for Completion under this Agreement.

3.4	Each Party shall make best efforts to ensure (to the extent such Party is responsible for fulfilling such Condition Precedent) that the: (a) Condition Precedent set out in Clause 3.1(f) (Implementation Agreement) and Clause 3.1(g) (Articles) above is satisfied on or prior to expiry of 45 (forty five) days from the Execution Date; and (b) Conditions Precedent set out in Clause 3.1(b) (Third Party Agreements), Clause 3.2 (i) (Third Party Approvals), Clause 3.1(d) (Lender Consents), Clause 3.2(a) (Termination of Existing Agreements), Clause 3.2(c) (Dematerialisation of Equity Shares) and Clause 3.3(a) (Purchaser Documents for Lender Consents) are satisfied on or prior to February 29, 2016. Provided that TTSL shall commence the process for obtaining the approval of the shareholders of TTSL for the transfer of the Sale Shares within 45 (forty five) days of the Execution Date and shall make reasonable endeavors towards obtaining such approval at the earliest possible.

3.5	Subject to Clause 3.4 above, the Sellers shall use all reasonable endeavours to fulfill the Conditions Precedent set forth in Clauses 3.1 and 3.2 at the earliest possible date and in any event before the Termination Date.

3.6	Subject to Clause 3.4 above, the Purchaser shall use all reasonable endeavours to fulfill the Conditions Precedent set forth in Clauses 3.1 and 3.3 at the earliest possible date and in any event before the Termination Date.

3.7	Within a period of two (2) Business Days from the fulfillment or waiver (if waived by the Purchaser and/or each of the Sellers, as the case may be, in accordance with this Agreement) of the last of the applicable Conditions Precedent (except for (i) the Conditions Precedent that are deemed to be or due to be satisfied at the Completion Date or which by their terms may only be satisfied at the Completion Date; and (ii) the Condition Precedent set out in Clause 3.1(e), the Sellers shall confirm, with respect to their respective obligations, such fulfillment or waiver in writing to the Purchaser (the “Sellers’ CP Confirmation”) and the Purchaser shall confirm such fulfilment or waiver in writing to each of the Sellers (the “Purchaser’s CP Confirmation”) and each of the Sellers and the Purchaser shall provide to the other all relevant documents evidencing the satisfaction of each of the said Conditions Precedent; provided, however, that if either the Purchaser or any of the Sellers objects in good faith to the determination of such fulfilment or waiver in the Purchaser’s CP Confirmation or the Sellers’ CP Confirmation, as applicable, within two (2) Business Days, the Completion shall occur upon mutual agreement between the Purchaser and all the Sellers that such fulfilment or waiver has occurred or such fulfilment or waiver is determined in accordance with Clause 15.

3.8	The Company shall deliver to the Purchaser, along with the delivery of the Sellers’ CP Confirmation by the Sellers to the Purchaser, a certificate from the statutory auditor of the Company that, as on date for which the latest audited financial statements of the Company which have been prepared and approved by the board of directors of the Company, the Company is in compliance with all financial ratios (in the loan agreements and related documents executed with the Lenders).

3.9	The Parties further agree and acknowledge that each of the Conditions Precedent set forth in Clause 3.1 above shall be several in nature, applicable to, and shall be the several obligation of each of the Sellers with respect to their portion of the Sale Shares only and no such Condition Precedent shall be considered on a joint basis. It is clarified that Completion in accordance with Clause 4 hereto shall proceed only if the Conditions Precedent are satisfied in respect of each of the Sellers.

3.10	The Parties hereby agree to cooperate with each other in good faith and provide all requisite assistance and documentation for the satisfaction of the Conditions Precedent upon being reasonably requested to do so by any of the other Parties.

3.11	Each Party shall bear and be responsible for its own costs and expenses arising out of or in connection with its obligations under this Clause 3.

4	COMPLETION

4.1	Subject to the fulfilment or waiver (if waived by the Purchaser and/or each of the Sellers, as the case may be, in accordance with this Agreement) of all Conditions Precedent, the Completion Date shall be the date that is 7 (seven) Business Days after the date of receipt by the Purchaser of the Sellers’ CP Confirmation and each of the Sellers of the Purchaser’s CP Confirmation (subject to Clause 3.7) or such other date as may be agreed in writing between the Purchaser and all the Sellers. Unless otherwise agreed between the Parties, Completion shall take place at 10:00 a.m. local time at the registered office of the Company.

At least 2 (two) Business Days prior to the proposed Completion Date: (a) the Sellers shall make available for inspection to the Purchaser and/or any of its representatives, copies of duly completed delivery instructions, in the prescribed form, for the transfer of Sale Shares from the respective Seller’s Demat Account to the Purchaser’s Demat Account; and (b) the Purchaser shall make available for inspection to each of the Sellers and/or their representatives a copy of the instructions to be issued by the Purchaser to its bank, as on the Completion Date, to transfer the Purchase Consideration as set out in Schedule I to each of the Seller’s Bank Account.

4.2	On the Completion Date, the events set out below shall take place simultaneously and no event set out below shall have been deemed to have occurred unless all of the other events have occurred in the manner as set out herein:

(a)	The Purchaser shall provide each of the Sellers with a copy of the irrevocable instructions issued by the Purchaser to its bank, as on the Completion Date, to transfer the Purchase Consideration (as set out in Schedule I against each Seller) to each of the Seller’s Bank Account. It is clarified that, subject to Clause 10.2 and Clause 10.3 hereof, the Purchaser shall not deduct and withhold from the Purchase Consideration or any other amount payable under this Agreement, any amounts as withholding tax.

(b)	Each of the Sellers shall deliver to the respective Seller Depository Participant, duly executed delivery instructions, in the prescribed form, for the transfer of Sale Shares from the respective Seller’s Demat Account to the Purchaser’s Demat Account and cause the respective Seller’s Depository Participant to acknowledge such instructions and deliver a copy of such acknowledgement to the Purchaser.

(c)	The Purchaser shall execute and the Sellers shall file the Form FC-TRS along with all necessary documents in relation to the transfer to the Purchaser of the Sale Shares if applicable, and deliver a copy acknowledging receipt by the authorized dealer to the Purchaser and the Company.

(d)	A meeting of the board of directors of the Company shall be convened to approve the following:

(i)	the transfer of the Sale Shares by the Sellers to the Purchaser;

(ii)	the resignation of all director(s) appointed to the board of directors of the Company by the Kanoria Block and IDFCPE II and 2 (two) directors appointed to the board of directors of the Company by TSL and TTSL collectively;

(iii)	the appointment of Persons as additional directors on the board of directors of the Company as nominees of the Purchaser in accordance with the New Shareholders Agreement;

(iv)	the revocation of all powers given by the board of directors of the Company to the resigning directors, including all powers given to the managing director, and grant of powers to the new directors in such manner as may be required by the Purchaser in accordance with the terms of the New Shareholders Agreement;

(v)	the entry of the Purchaser’s name in the register of members and the names of the additional directors in the register of directors;

(vi)	the making of relevant entries in the register of share transfer of the Company;

(vii)	the revised articles of association of the Company in accordance with the New Shareholders Agreement;

(viii)	the convening of meeting of shareholders of the Company at short notice to approve the actions stated in Clause 4.2(d)(iii) and Clause 4.2(d)(vii); and

(ix)	resignation of the existing independent directors as on the Completion Date and appointment of new independent directors in accordance with the New Shareholders Agreement.

(e)	A meeting of the shareholders of the Company shall be convened to approve the following:

(i)	the appointment of Persons as regular directors on the board of directors of the Company as nominees of the Purchaser in accordance with the New Shareholders Agreement; and

(ii)	the revised articles of association of the Company in accordance with the New Shareholders Agreement.

(f)	The Company shall deliver to the Purchaser or its representative certified true copies of resolutions of the board of directors and shareholders of the Company set out above.

(g)	The Purchaser shall have delivered certified copies of (i) its charter documents, bylaws and such other constitutive documents, (ii) the resolutions of its stockholders and board of directors approving its entry into, and completion of, the transactions contemplated by this Agreement, to the extent required under applicable Law, and (iii) a list of the directors, officers and other nominee(s) authorized to sign on behalf of the Purchaser together with their specimen signatures.

(h)	Each Seller shall have delivered certified copies of (i) its charter documents, bylaws and such other constitutive documents; and (ii) the resolution of its stockholders and board of directors approving its entry into, and completion of, the transactions contemplated by this Agreement, to the extent required under applicable Law.

5	CONDITION SUBSEQUENT

Within five (5) Business Days following the Completion Date, the Company shall file, as prescribed under the Companies Act of India, Form DIR-12 for the appointment of the Purchaser’s nominees to the board of directors, Form DIR-11 for resignation of the Sellers’ nominee(s) from the board of directors and Form MGT-14 in relation to the amendment of the articles of association of the Company, and provide certified true copies of proof of such filings to the Purchaser.

6	REPRESENTATIONS AND WARRANTIES

6.1	Each Seller, in relation to itself only, hereby makes, severally and not jointly, to the Purchaser each of the following representations and warranties (collectively, the “Sellers’ Warranties”, and each, a “Sellers’ Warranty”) on the date of this Agreement and on the Completion Date and only in relation to its portion of the Sale Shares, as if any express or implied reference in the Sellers’ Warranties to the Execution Date was replaced by a reference to the Completion Date, and confirms that each of the Sellers’ Warranties is true and correct in all respects as on the date hereof:

(a)	It is an entity duly formed, validly existing and in good standing under the Law of the jurisdiction of its formation;

(b)	It has all necessary corporate power, authority and capacity to enter into this Agreement on the Execution Date and will have the necessary corporate power, authority and capacity to perform its obligations, required to be performed by it as of the Completion Date, under this Agreement prior to and as on Completion;

(c)	Subject to receipt of the approvals required to be obtained as Conditions Precedent set out hereunder, the execution and delivery of this Agreement and the consummation of the transfer of the Sale Shares to the Purchaser as contemplated under this Agreement have been or shall have been duly authorized by all necessary corporate action required to be taken by such Seller as of the date of this Agreement or as of the Completion Date;

(d)	This Agreement has been duly executed and delivered by it, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties hereto, constitutes a valid and binding obligation enforceable against it in accordance with its terms, subject only to creditors’ rights and other Conditions Precedent set out herein, and the execution and delivery of this Agreement and the performance thereof does not contravene, violate or constitute a default of, or require any consent or notice under any provision of, any agreement or arrangement with any other Person or under any other instrument to which it is a party or by which it is or may be bound, nor will it violate any Law or Order or any other restriction of any kind or character applicable to it;

(e)	To the knowledge of the Seller, no order has been made, resolution passed or meeting convened for its liquidation, winding up and/or for an administration order against it and there are no cases or proceedings under any applicable insolvency, reorganization or similar applicable Law, and no petition has been presented which shall have a material adverse effect on the ability of the Seller to cause Completion;

(f)	Subject to the declarations required to be made under this Agreement, no other declaration, filing or registration with, or notice to, or authorization or Governmental Approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by it or the consummation of the transfer of the Sale Shares to the Purchaser as contemplated herein and the performance by it of its respective obligations hereunder;

(g)	The Sellers are the legal and beneficial owners of the respective Sale Shares and have good, clear and marketable title to such Sale Shares, with full right and authority to deliver the same under this Agreement;

(h)	Subject to the satisfaction of the Conditions Precedent, the transfer of its Sale Shares to the Purchaser will convey to the Purchaser good and marketable title to its respective shares, free and clear of all Encumbrances;

(i)	There are no voting trusts, rights of pre-emption, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of its Sale Shares, other than (i) the Existing Shareholders Agreement, (ii) the Existing Inter-se Agreement, and (iii) the Investment Agreement;

(j)	There are no outstanding options or warrants relating to its Sale Shares, or other rights of any kind to acquire from its Sale Shares, or any other shares of the share capital of the Company or securities convertible into or exchangeable for shares of the share capital of the Company, or which otherwise confer on it any right to acquire from such Seller, any such shares or securities, nor is it committed to issue any such option, warrant, right or security or other rights relating to the Shares of the Company, other than as provided in the Investment Agreement;

(k)	It has neither employed, nor is it subject to any valid claim of, any agent, broker, investment banker, financial advisor, finder, consultant or other intermediary who is or may be entitled to a fee or commission in connection with the transactions contemplated by this Agreement, the responsibility for which may be transferred to or fall upon the Purchaser without its express prior written consent; and

(l)	To the knowledge of the Seller, there is no Action or Proceeding of any Governmental Authority pending or threatened, and the Seller has not received any Order, in each case, against or adversely affecting it or respecting or involving any of such Seller’s Equity Shares or otherwise affecting such Seller’s interests in any Equity Shares, or which seeks to prevent, restrict or delay consummation of the transactions contemplated by this Agreement, the performance by it of its obligations hereunder or the fulfillment of any of the Conditions Precedent;

6.2	The Purchaser hereby makes the following representations and warranties to each of the Sellers on the date of this Agreement and on the Completion Date, as if any express or implied reference in the following representations and warranties to the Execution Date was replaced by a reference to the Completion Date, and confirms that each of the following warranties are true and correct in all respects as on the date hereof:

(a)	It is a company duly formed, validly existing and in good standing under the Law of the jurisdiction of its formation;

(b)	It has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations required to be performed by it as of the Completion Date, under this Agreement;

(c)	The execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly authorized by all necessary corporate actions on its part;

(d)	This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties hereto, constitutes a valid and binding obligation enforceable against it in accordance with its terms, subject only to creditors’ rights, and the execution and delivery of this Agreement and the performance thereof does not contravene, violate or constitute a default of, or require any consent or notice under any provision of, any agreement or arrangement with any third party or under any other instrument to which it is a party or by which it is or may be bound, nor will it violate any Law or Order or any other restriction of any kind or character applicable to it;

(e)	To the knowledge of the Purchaser, no order has been made, petition presented, resolution passed or meeting convened for its liquidation, winding up and/or for an administration order against it and there are no cases or proceedings under any applicable insolvency, reorganization or similar applicable Law;

(f)	No other declaration, filing or registration with, or notice to, or authorization or Governmental Approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by it or the consummation of the transactions contemplated herein and the performance by it of its respective obligations hereunder;

(g)	It has neither employed, nor is it subject to any valid claim of, any agent, broker, investment banker, financial advisor, finder, consultant or other intermediary who is or may be entitled to a fee or commission in connection with the transactions contemplated by this Agreement, other than those fees for which it shall be solely responsible; and

(h)	There is no Action or Proceeding or Order of any Governmental Authority pending or adversely affecting, or to the Purchaser’s knowledge, threatened against it, or which seeks to prevent, restrict or delay consummation of the transactions contemplated by this Agreement, the performance by it of its obligations hereunder or the fulfillment of any of the Conditions Precedent.

6.3	The Company hereby makes to the Purchaser each of the following representations and warranties (collectively, the “Company Warranties”, and each, a “Company Warranty”) on the date of this Agreement and on the Completion Date, as if any express or implied reference in the Company Warranties to the Execution Date was replaced by a reference to the Completion Date, and confirms that each of the Company Warranties is true and correct in all respects as on the date hereof:

(a)	Except as disclosed in the Company Disclosure Schedule or the Audited Financial Statements for the period ending March 31, 2015 or June 30, 2015, the Company does not have any Contract with any Related Party or any of the Sellers or their respective subsidiaries neither it nor its subsidiaries, executive officers nor directors are party or subject to any Contract with any Seller, including any Contract providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from, the leasing of property to or from, or otherwise requiring payments to or from, any Seller (other than employment arrangements);

(b)	The Audited Financial Statements as of March 31, 2015 and the Audited Financial Statements as of June 30, 2015 respectively give a true and fair view of the state of affairs of the Company, as of the date of such Audited Financial Statements respectively; and

(c)	The Company Disclosure Schedule or the Audited Financial Statements for the period ending June 30, 2015 sets out the list of all Material Contracts entered into by the Company.

6.4	The Company hereby makes to the Purchaser each of the following representations and warranties (collectively, the “Other Company Warranties”, and each, a “Other Company Warranty”) on the date of this Agreement and on the Completion Date, as if any express or implied reference in the Other Company Warranties to the Execution Date was replaced by a reference to the Completion Date, and confirms that each of the Other Company Warranties is true and correct in all respects as on the date hereof:

(a)	To the best of its knowledge, the Company and its subsidiaries or its Representatives, have not paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of:

(i)	influencing any act or decision of such Government Official in his or her official capacity, including the failure to perform an official function, in order to assist the Company, its subsidiaries, or any other person in obtaining or retaining business, or directing business to any third party;

(ii)	securing an improper advantage;

(iii)	inducing such Government Official to use his or her influence to affect or influence any act or decision of a Government Entity to assist the Company, its subsidiaries, or any other person in obtaining or retaining business, or directing business to any third party; or

(iv)	providing an unlawful personal gain or benefit, of financial or other value, to such Government Official,

in each case in violation of the Anti-Bribery Laws; and

(b)	Other than as provided in Schedule III and Schedule IV, no other consent from any Lender or third parties pursuant to any Material Contract is required for Completion as contemplated under this Agreement.

6.5	Each of the Persons constituting the Kanoria Block hereby represents and warrants, as on the Execution Date and on the Completion Date, that, to the best of its knowledge, such Person is not aware of any facts, events, or circumstances which would render the representation in Clause 6.4(a) to be false or incorrect.

6.6	Notwithstanding anything to the contrary contained herein or elsewhere, the Parties agree and acknowledge that:

(a)	each of the Seller Warranties and Company Warranties is separate and independent;

(b)	none of the Sellers or the Company shall be liable for any Loss incurred by the Purchaser (whether for breach of a Seller Warranty, Company Warranty, covenants, undertakings, or otherwise) if and to the extent that the fact, matter, event or circumstance giving rise to such Loss or claim has been disclosed to the Purchasers as part of the Company Disclosure Schedule, the Sellers’ Disclosure Schedule, the Updated Sellers’ Disclosure Schedule, the Updated Company Disclosure Schedule and the Audited Financial Statements for the period ending March 31, 2015 and June 30, 2015 made available to the Purchaser from time to time;

(c)	for each of the Seller Warranties, the Sellers shall have the right to deliver a Sellers’ Disclosure Schedule on the Execution Date, setting out the facts, matters, events or circumstances, which shall act as qualifications, caveats and exceptions to the Seller Warranties;

(d)	for each of the Company Warranties and Clause 9.2(c), the Company shall have the right to deliver a Company Disclosure Schedule on the Execution Date, setting out the facts, matters, events or circumstances, which shall act as qualifications, caveats and exceptions to the Company Warranties and Clause 9.2(c);

(e)	all matters contained in the Sellers’ Disclosure Schedule and Company Disclosure Schedule, and the Audited Financial Statements for the period ending March 31, 2015 and June 30, 2015, shall automatically and without any further action, be deemed to qualify, caveat and create an exception to the Seller Warranties and the Company Warranties and Clause 9.2(c) respectively;

(f)	at any time prior to the Completion Date, the Sellers and the Company shall inform the Purchaser promptly upon knowledge of any incorrect or inaccurate information or facts included or omitted from the Sellers’ Disclosure Schedule or the Company Disclosure Schedule respectively, or of any development, change, event, act, omission or occurrence after the Execution Date but before the Completion Date that results in any of the Sellers’ Warranties, the Company Warranties and the information relating to Clause 9.2(c), as the case may be, being untrue or incorrect as on the Completion Date;

(g)	at any time prior to the Completion Date, the Sellers may provide the Purchaser with updated versions of the Sellers’ Disclosure Schedule (the “Updated Sellers’ Disclosure Schedule”), and the Company may provide the Purchaser with updated versions of the Company Disclosure Schedule (the “Updated Company Disclosure Schedule”) updated solely for the events occurring between the Execution Date and the Completion Date. All matters contained in the Updated Sellers’ Disclosure Schedule and Updated Company Disclosure Schedule, shall automatically and without any further action, be deemed to qualify, caveat and create an exception to the Seller Warranties and the Company Warranties and Clause 9.2(c), respectively, on and from the date of such updated disclosure.

7	UNDERTAKINGS

7.1

Subject to Clause 8 of this Agreement and applicable Law, from the Execution Date until the Completion Date, the Company shall ensure that the Purchaser and its Representatives have reasonable access at reasonable times, and upon the Purchaser’s written request of at least three (3) Business Days, to all relevant personnel, officers, employees, agents, accountants, properties (including each of the Sites) and facilities of the Company, all relevant books and records relating to the Company, and all relevant contracts, files and agreements and other documentation specifically required in connection with operating the Company in the possession or control of the Company relating to the Company or any of the Sites and, upon the Purchaser’s written request of at least three (3) Business Days, the Company shall provide the Purchaser with copies of such documents in the usual and customary format as maintained in the ordinary course (including in the case of electronically stored information, in suitable electronic form), all only to the extent as may be reasonably requested by the Purchaser in connection with the transactions contemplated by this Agreement or as needed to complete pre-integration compliance due diligence of the Company. Notwithstanding the foregoing, the Sellers and the Company shall not be required to provide the Purchaser and its Representatives with access to or copies of any information in violation of any Law or Order. The Purchaser shall ensure that all Representatives of the Purchaser shall maintain confidentiality for all such information as is required to be maintained by the Purchaser under this Agreement and any breach of such confidentiality on the part of any such Representatives of the Purchaser shall be deemed to be a breach on the part of the Purchaser. It is hereby agreed that the Purchaser shall be deemed to have complied with this obligation if it has informed its Representatives of such confidentiality requirement by way of providing for the inclusion of an appropriate provision to this effect in the agreements or other arrangements entered into with such Representatives.

7.2	Subject to each Party’s compliance with the Anti-Bribery Laws and any other applicable Law, to the extent applicable, each Party agrees to use its commercially reasonable best endeavours to achieve the following:

(a)	to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with the other in connection with the foregoing;

(b)	to refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could reasonably be expected to impede or impair the consummation and the making effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using its commercially reasonable endeavours to (i) obtain all necessary Governmental Approvals from Governmental Authorities, (ii) obtain or make all Governmental Approvals that are required to be obtained under any Law or Order as well as any consents, approvals, actions, filings and notices that are required under any contract, (iii) prevent entry of, or to lift or rescind, any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement, and (iv) effect all necessary registrations and filings, including, but not limited to, filings and submissions of information requested or required by any Governmental Authority;

(c)	the Sellers hereby agree that the Sellers shall (and shall, by way of exercising their respective contractual and voting rights in the Company, endeavour to cause the Company to) cooperate and share information and provide documentation as may be needed by the Purchaser to obtain the approval of the CCI and FIPB for the transactions contemplated by this Agreement; and

(d)	each Seller shall, as promptly as practicable, use its commercially best endeavours to exercise its contractual and voting rights, including at the board and shareholders meetings of the Company, in manner such that the Company fulfills its covenants and undertakings under this Agreement and each Seller shall refrain from exercising its contractual and voting rights, including at the board and shareholders meetings of the Company, in manner such that the Company as would prevent it from fulfilling its covenants and undertakings under this Agreement.

7.3	Notwithstanding anything in Clause 7.2, other than as contemplated in this Agreement, neither the Sellers nor the Company shall agree to any modifications, amendments, supplements or the like that are necessary to obtain any required Governmental Approvals, Orders, consents, approvals, assignments or other arrangements, required to consummate the transactions contemplated by this Agreement, without the prior written approval of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed, and the Company shall pay all fees and expenses of any modifications, amendments, supplements or the like that are implemented by the Company between the date hereof and the Completion Date that are necessary to secure any such Governmental Approval, Order, consent, approval, assignment or other arrangement. Provided however, that, in the event the Purchaser fails to take commercially reasonable action requested by any Third Party whose consent is required for the consummation of the transactions contemplated by this Agreement, the Sellers and the Company shall cease to be responsible for obtaining the consent of such Third Party or for any Loss suffered pursuant to such refusal of the Purchaser.

7.4	Each Party shall give each other Party prompt written notice upon the Party giving such notice becoming aware that any representation or warranty made by such Party pursuant to this Agreement is no longer true or is likely not to be true as of the Completion Date.

7.5	Lender Consents

To the extent applicable, the Company, the Kanoria Block, TTSL and the Purchaser hereby agree and undertake as follows:

(a)	The Company shall obtain, the Lender Consents prior to Completion, and the Purchaser and the Sellers (as may be reasonably required) agree to aid the Company in making such applications, and to use commercially reasonable endeavours to assist the Company in securing such approvals within sixty (60) days of the Execution Date.

(b)	On and from the Completion date, those obligations listed in Part C of Schedule III (excluding any guarantee or financial support obligations) imposed on any Seller (such obligations having been given or extended by any of the Sellers in favour of any of the Lenders, in their capacity as shareholders, promoters, sponsors or the like of the Company) under any existing debt facility (including any non-disposal undertaking or obligation to maintain any minimum shareholding) shall be extinguished and replaced and substituted by the Purchaser in their entirety. In this regard, the Purchaser shall be obliged to give all such undertakings and execute all such instruments, documents and deeds as may be required to replace and substitute those obligations listed in Part C of Schedule III (including any non-disposal undertaking or obligation to maintain any minimum shareholding) given or extended by any of the Sellers in favour of any of the Lenders, in their capacity as shareholders, promoters, sponsors or the like of the Company.

(c)	Neither the Sellers nor the Purchaser shall agree (unless each of the Parties provides its consent in writing) to any changes in the terms or conditions of the underlying debt facilities, other than to modify any condition requiring the Company to re-issue its preference shares on redemption;

(d)	Notwithstanding anything to the contrary herein but subject to sub-clause (e) below, nothing shall prevent the Company from repaying (including by way of refinancing) any of the Lenders and securing a discharge of the Indebtedness of such Lender prior to Completion without any prepayment penalty or other additional charges (unless the Purchaser provides its consent in writing to incur such penalty or charge) instead of obtaining a Lender Consent from such Lender, without any prior approval of the Purchaser; provided, however, that the Company does not incur any additional incremental debt (other than by way of refinancing) to pay off any such Lender.

(e)	If any Lender Consent is not obtained within 90 days from the Execution Date, TTSL and the Kanoria Block shall use commercially reasonable efforts, and cooperate with the Company, to cause the Company to refinance the loans provided by such Lenders whose consent is not obtained within the abovementioned period, provided that TTSL and the Kanoria Block shall not be obligated to provide any financial support to secure such refinancing. It is clarified that notwithstanding anything contained in sub-clause (d) above, no restrictions in sub-clause (d) above shall apply to refinancing made under this sub-clause (e).

7.6	Until (and including) the Completion Date, each Seller agrees that neither such Seller nor any of its respective Affiliates or Representatives: (i) shall, directly or indirectly, (A) make any proposal or offer or enter into any negotiation or discussion regarding any transaction that if consummated would constitute an Alternative Transaction, or (B) engage or participate in any discussions or negotiations or otherwise cooperate or provide assistance (including by way of furnishing non-public information) relating to or in contemplation of an Alternative Transaction.

7.7	Until (and including) the Completion Date, the Purchaser agrees that neither it nor any of its respective Affiliates or Representatives shall, directly or indirectly, (A) make any proposal or offer or enter into any negotiation or discussion regarding any transaction that if consummated would constitute an Alternative Transaction, or (B) engage or participate in any discussions or negotiations or otherwise cooperate or provide assistance (including by way of furnishing non-public information) relating to or in contemplation of an Alternative Transaction, or (C) publicly announce any agreement or enter into any definitive agreements with respect to an Alternative Transaction.

7.8	The Kanoria Block agrees that it shall not terminate the Contracts set forth on Schedule IX, for a period of 3 (three) months from the Completion Date.

7.9	Each Party agrees that, from time to time, whether before, at or after Completion, it will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

7.10	Non-Compete and Non-Hire

(a)	The Parties acknowledge that the Kanoria Block has been in control of the management of the Company, and accordingly, it is agreed between the Purchaser and the Kanoria Block that from the Completion Date and for 3 (three) years thereafter, Kanoria Block and Mr. Hemant Kanoria, and their Affiliates, directly or indirectly will not, (i) engage in the business of owning and leasing passive infrastructure towers in India (other than through the (A) ownership and use (but not leasing) of towers, or (B) engaging in passive infrastructure sharing with other carriers as an incidental part of operating a wireless communications business) (the “India Tower Business”) or (ii) acquire or own the equity securities in any Person (other than the Purchaser and its Affiliates or the Company) in India that is engaged in the India Towers Business. Provided that the above restriction shall not be applicable to (i) any Person engaged in the businesses of investments, financing, lending, holding or acquiring or trading in securities, providing financial services, or other similar activities, or (ii) any investment by a Person with the primary objective of making financial gains and without strategic rights, provided that an investment by a Person not exceeding 10% of the paid up share capital of the investee company and not having or receiving any rights leading to acquisition of Control, shall be deemed to constitute an investment with the primary objective of making financial gains without strategic rights.

(b)	It is the intention of the Parties that the provisions of this Clause 7.10 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Clause 7.10 shall not render unenforceable, or impair, the remainder of the provisions of this Clause 7.10. Accordingly, if any provision of this Clause 7.10 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(c)	In consideration of the Kanoria Block undertaking the obligations under this Clause 7.10, the Purchaser agrees, and the Sellers acknowledge, that:

(i)	Subject to the provisions of sub-clause (ii) below, the Purchaser shall pay an amount of Rs. 339,00,00,000 (Rupees Three Hundred Thirty Nine Crores) (“Non-compete Fee”) to the Kanoria Block in proportion to their shareholding in the Company as on the Completion Date, over and above the Purchase Consideration payable on the Completion Date to the Kanoria Block (as Sellers);

(ii)	the Non-compete Fee shall be made subject to deduction of Taxes (as required under applicable Law), where the rate of deduction for such purpose shall be: (A) based on the certificates obtained by the respective members of the Kanoria Block from the Assessing Officer under Section 197 of the IT Act, providing for deduction of Taxes at a lower rate, or no deduction of Taxes, as the case may be (“Section 197 Certificate”), provided, however, that the original copy of such Section 197 Certificate shall be delivered to the Purchaser by the Kanoria Block no later than two (2) Business Days prior to the Completion Date, or (B) as provided under applicable Law, where such Section 197 Certificate has not been delivered to the Purchaser within the time period provided in (A) above;

(iii)	where a deduction is made on account of Taxes by the Purchaser from the Non-compete Fee, the relevant tax deduction certificates shall be provided to the Kanoria Block;

For purposes of this Clause 7.10(c), the term “Assessing Officer” shall have the meaning ascribed to such term in the IT Act read with Income Tax Rules, 1962.

(d)	The Parties acknowledge and agree that any remedy at law for any breach of the provisions of this Clause 7.10 would be inadequate, and the Parties hereby consent to the granting by any court or arbitration panel of an injunction or other equitable relief including specific performance, without the necessity of actual monetary loss being proved, upon the breach or threatened breach of such provisions, in addition to all other remedies that any Party is entitled to under this Agreement.

(e)	From the Completion Date until the first (1st) anniversary of the Completion Date (or earlier termination of this Agreement), the Kanoria Block shall not, except with the prior written consent of the Purchaser, employ, directly or indirectly, any person employed by the Company as a key managerial personnel as of the date hereof.

(f)	From the Execution Date until the Completion Date (or earlier termination of this Agreement), the Purchaser and its Affiliates shall not, except with the prior written consent of the Sellers, employ, directly or indirectly, any person employed by the Company as of the date hereof.

(g)	From the Execution Date until the Completion Date (or earlier termination of this Agreement), the Purchaser, the Company and each of their Affiliates shall not represent to any customer of the other Party that the Purchaser is the shareholder or promoter of the Company or that any of its Affiliates are group companies of the Company.

(h)	The Company has a material interest in preserving the relationships it has developed with its customers. Accordingly, each Seller, which is subject to the obligations under this Clause 7.10, agrees that the restrictions and covenants contained in this Clause are reasonably required for the protection of the Company and its goodwill and are of the essence to this Agreement and constitute a material inducement to the Purchaser to enter into this Agreement and that the Purchaser would not enter into this Agreement in the absence of such an inducement.

7.11

The Purchaser shall, by no later than ten (10) Business Days after the Execution Date (such time period to be extended by such number of Business Days as may be reasonably required to collate the requisite information from all of the relevant Persons and to procure the written consent of the Sellers, as given below in this Clause 7.11), file such initial applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to secure approval from the FIPB for the transactions contemplated by this Agreement. The Purchaser shall use its commercially reasonable endeavours (i) to take, or cause to be taken, all actions, and (ii) to do, or cause to be done, all things necessary, proper or advisable to obtain the FIPB approval as soon as reasonably practicable, including responding to questions and providing any additional information requested by the FIPB as quickly as reasonably practicable and, if necessary, answering any questions posed by the FIPB. Sellers shall use commercially reasonable endeavours to, and the Company shall (i) cooperate with the Purchaser in the preparation and filing of any applications, notices, registrations and requests in connection with securing the approval of the FIPB, including furnishing such documents and information as may be required in this regard, and (ii) assist the Purchaser after the Completion, to the extent reasonably required by the Purchaser, in notifying the FIPB of any increase in the non-resident shareholding of the Company and holding meetings and discussions with the FIPB, if applicable. To the extent permitted by Law, the Purchaser shall provide the Sellers with copies of all correspondence between it or any of its Affiliates or its or their Representatives, on the one hand, and any Governmental Authority, on the other hand, relating to the approval of the FIPB. No applications or other filings and correspondence with any Governmental Authority shall be made without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

7.12	[Intentionally Left Blank]

7.13	Standstill

7.13.1	From the date hereof until the Completion Date or earlier termination of this Agreement, the Company shall cause the business and affairs of the Company to be conducted in the normal and usual course of business. Except as contemplated by, or required for implementation of, this Agreement (including for conduct of business and affairs of the Company in the normal and usual course of business or pursuant to the annual business plan of the Company) or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), the Company shall:

(a)	use commercially reasonable endeavours to (i) preserve intact the present operations of the Sites and preserve its rights under the applicable Land Leases, (ii) preserve intact its business organization and goodwill associated with the Sites, and (iii) preserve the goodwill and business relationships with Operators, customers, vendors and others having business relationships with them relating to the Sites;

(b)	neither amend, nor agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing with terms any more adverse than those on which the Company had obtained such existing borrowing, unless otherwise required due to the transactions contemplated in this Agreement;

(c)	neither create, incur, nor agree to create nor incur Indebtedness (except pursuant to facilities disclosed to the Purchaser as part of the due diligence on the Company and as updated by the Company prior the Execution Date) except in the ordinary course of business or in accordance with the Company’s business plan being in aggregate, over Rs. 500,00,00,000 (Rupees Five hundred crores). The Parties agree that the Company shall not, without the prior consent of the Executive Committee, create, incur, or agree to create or incur Indebtedness (except pursuant to facilities disclosed to the Purchaser in the Company Disclosure Letter or as part of the due diligence on the Company and as updated by the Company prior the Execution Date) except in the ordinary course of business or in accordance with the Company’s business plan, being in aggregate over Rs. 100,00,00,000 (Rupees One hundred crores) but within Rs. 500,00,00,000 (Rupees Five hundred crores).

Provided, however that such additional Indebtedness as stipulated in this Clause 7.13.1(c) shall be undertaken on terms no less favourable than those contained in the existing loan agreements with the Lenders except as approved by the Executive Committee;

Provided, further that nothing contained in this Clause 7.13.1(c) shall (a) prevent or restrict the Company or the Sellers from refinancing or replacing any existing borrowing listed in Schedule III that is obtained by the Company (x) without any adverse terms, conditions or costs being imposed on the Purchaser in connection therewith, (y) on terms and conditions no less favorable than the refinanced or replaced borrowing, (z) from a party other than a Related Party of any of the Sellers; or (b) utilize or draw down any existing unutilized working capital limit already sanctioned by Lenders in favour of the Company;

Provided that, notwithstanding anything contained herein, nothing in this Clause 7.13 shall apply to the creation of or incurring (or agreeing to create or incur) Indebtedness up to Rs. 100,00,00,000 (Rupees One hundred crores).

(d)	neither sell, dispose of, nor transfer any Site (or other material asset), except for (i) ordinary course sales, dispositions or transfers consistent with the Company’s treatment of dismantling for scrap not having a book value in aggregate exceeding Rs. 25,00,00,000 (Rupees Twenty Five Crores) per calender quarter, or (ii) dismantling a Site that has no Operators provided that not more than 150 Sites are dismantled in any calendar quarter, it being clarified that sales pursuant to such dismantling will be subject to the cap set out in sub-clause (i) above;

(e)	commence, construct or enter into commitment to construct Towers outside the annual business plan of the Company, except with the prior consent of the Executive Committee;

(f)	neither terminate any Material Contract nor enter into any new agreement or contract similar to any Material Contract (other than as provided in 7.13.1(g) below) with any Person. It is clarified that nothing contained herein shall prohibit the Company from entering into MSAs, provided such MSAs are not on terms and conditions materially adverse to the Company than the terms of the existing MSAs or industry practice.

(g)	not terminate any vendor contracts, which are Material Contracts, nor enter into any new agreement or contract similar to any such contract with any Person other than in the ordinary course of business. Vendor contracts, which are Material Contracts, other than in the ordinary course of business can be entered into with the prior written consent of the Executive Committee subject to an annual expenditure limit of Rs. 50,00,00,000 (Rupees Fifty Crores).

(h)	neither cancel any debts nor waive any claims or rights of material value nor reverse any reserves in the Audited Financial Statements as of June 30, 2015 other than in accordance with the Accounting Principles;

(i)	neither materially nor adversely alter any insurance policies in effect as of the date hereof for the Sites;

(j)	not make or commit to any capital expenditures at any existing Sites except for any replacement capital expenditures or expenditures incurred in relation to any new

Operators in the ordinary course of business or installation of new technology, or for cost saving purposes;

(k)	neither enter into, nor become subject to, any Contract with any of the Company’s executive officers, or directors or stockholders (whether direct or indirect), including any Contract providing for the furnishing of services to or by, providing for the rental of property, real, personal or mixed, to or from, providing for the lending or borrowing of money, providing for the leasing of property, to or from, or otherwise requiring payments, to or from, any such Person. It is clarified that this Clause 7.13.1(k) shall not apply to: (i) any existing rights and obligations under employment agreements with executive officers and directors; (ii) renewal or expansion of any existing Contracts with any executive officers, directors or stockholders (whether direct or indirect) of the Company on substantially similar terms and conditions as the existing Contracts while giving due consideration for expansion; and (iii) any new Contracts with the existing executive officers, or directors or stockholders (whether direct or indirect) of the Company, subject to an annualized aggregate limit of INR 5,00,00,000/- (Rupees Five Crores).

(l)	not make any material changes in the financial terms of the employment agreements of any Senior Management Employee, other than in the ordinary course of business consistent with past practice.

7.13.2	Except as contemplated by, or required for implementation of, this Agreement or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), the Company shall:

(a)	neither declare, pay nor set aside for payment any cash or non-cash dividend or other distribution in respect of any share capital , nor issue, sell, otherwise dispose of, reduce, split, repurchase nor redeem nor do such other acts in relation to its share capital or equity securities, nor reserve nor grant any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of share capital or other equity securities provided that this Clause 7.13.2 shall not apply to the payment of dividend or to the redemption or conversion of preference shares issued under the Investment Agreement;

(b)	neither make nor authorize any change, which will have an adverse effect on the transaction contemplated herein, in its certificate of incorporation or constitutional documents of the Company;

(c)	neither materially change, nor permit to be materially changed, any accounting or Tax procedure or practice, nor make, nor permit to be made, any Tax election (other than as set forth in this Agreement) nor settle nor compromise any Tax liability, except as required due to a change in the applicable Law or to comply with an Order;

(d)	pay all Taxes due and payable in a manner consistent with past practice, if required by applicable Law or pursuant to an Order, except if any Tax claim is contested before any Tax Authority or other Governmental Authority;

(e)	provide the Purchaser with copies of the Monthly Management Financials, which shall be accompanied by the Company’s then current net Liabilities as of the end of such month;

7.14	The Company shall, as soon as may be commercially reasonable, commence the process for obtaining and use reasonable best endeavours to obtain prior to Completion, the Third Party Approvals set out in Schedule IV, including written consents from any Operators where the MSA requires such consent or notification to the Operator in connection with the transactions contemplated by this Agreement, the costs in connection with the receipt of such Third Party Approvals to be borne by the Company. Notwithstanding anything to the contrary herein, neither the Sellers nor the Company shall agree to, and the Purchaser shall not be obliged to accept, any third party’s concessions in order to obtain any Third Party Approval, and the Parties shall discuss in good faith the waiver of the requirement for obtaining such Third Party Approval or any other reasonable means of obtaining of such Third Party Approval. TTSL hereby confirms that the execution of this Agreement shall be deemed to constitute the consent of TTSL and TTML under the terms of the MSAs which require the consent of TTSL and/ or TTML for the transfer of the Sale Shares to the Purchaser as contemplated under this Agreement.

7.15	Each Seller agrees that, for itself and its Affiliates, from and after the Completion, it will not use, other than in connection with the Company, the name “Viom” or any name substantially similar to it in any form whatsoever, including in respect of advertising and promotional materials. For the avoidance of doubt, it is hereby clarified that nothing in this Clause 7.15 shall restrict the Sellers or any of their Affiliates from referring to their past investment in the Company in any of their advertisements or promotional materials. Provided further that, the restrictions set out in this Clause 7.15 shall only apply to GIC Special Investments Pte Ltd and entities Controlled by it.

8	CONFIDENTIALITY

8.1	Each Party shall keep, and shall ensure that its Affiliates and their respective Representatives keep, all information relating to this Agreement and the transactions contemplated hereunder (collectively referred to as the “Information”) confidential. None of the Parties shall issue, or permit any agent or Affiliate to issue, any public release or public announcement or otherwise make, or permit any agent or Affiliate to make, any disclosure concerning this Agreement or the transactions contemplated herein without the prior written approval of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).

8.2	Nothing in Clause 8.1 above shall restrict the Parties from disclosing Information for the following purposes:

(a)	to the extent that such Information is in the public domain other than by breach of this Agreement;

(b)	to the extent such information is later acquired by the receiving Party from another source if the receiving Party is not, following due inquiry, aware that such source is under an obligation to another Party to keep such documents and information confidential;

(c)	to the extent such Information is disclosed solely for the purposes of fulfilment of the Party’s obligations under Clause 2.4, 3 or Clause 7 above;

(d)

to the extent that such Information is required to be disclosed by any applicable Law or the rules or regulations of any applicable stock exchange or required to be disclosed to any Governmental Authority to whose jurisdiction the Parties are subject or with whose instructions it is customary to comply; provided, however, that any such disclosure shall be made after due consultation and discussions with the other Parties; and

(e)	insofar as it is disclosed to the employees, directors, shareholders or professional advisers of the Parties, including their Affiliates or other Representatives, as the case may be, or in the case of a entity which has been constituted as a fund, its limited partners, trustees and investment manager; provided, however, that each Party shall ensure that such persons treat such Information as confidential on the same terms as set out under this Clause 8.

9	INDEMNITY

9.1	Each Seller (“Title Indemnifying Seller”) shall indemnify, defend and hold harmless the Purchaser and its Affiliates (which become shareholders of the Company pursuant to Clause 2.1 above) and their respective officers and directors from and against any and all actual and direct losses, damages, costs (including interest and penalties with respect thereto), out-of-pocket expenses and reasonable attorneys’ fees (together, “Losses”) severally, arising out of:

(a)	any misrepresentation or any breach of its respective Sellers’ Warranties,

(b)	any failure by it to perform or fulfil any of its respective undertakings or agreements required to be performed by it under this Agreement,

(c)	any adverse impact on the title of the Purchaser to the Sale Shares pursuant to any statutory action or claim relating to the revelant Seller,

provided that the total liability of a Title Indemnifying Seller to the Purchaser for any Losses suffered by it, or any claim for damages or any other remedies available to the Purchaser and its Affiliates (which become shareholders of the Company pursuant to Clause 2.1 above) in connection with Clause 9.1 shall not in the aggregate exceed an amount equivalent to the Purchase Consideration received by such Title Indemnifying Seller.

9.2	TTSL and each of the Persons constituting the Kanoria Block (each, a “Company Indemnifying Seller”) shall severally indemnify, defend and hold harmless the Purchaser and its director and personnel from and against any and all Losses arising out of:

(a)	any misrepresentation or any breach of the Company Warranties,

(b)	any failure by the Company to perform or fulfill any of the Company’s undertakings or agreements required to be performed by the Company under this Agreement, other than: (i) the Company’s obligations under Clause 7.13; (ii) the Other Company Warranties; and (iii) the Company’s failure to obtain Third Party Approvals, which have been waived by the Purchaser, and

(c)	any Taxes imposed, demanded or raised on or payable by the Company and which arise pursuant to a notice, claim, demand or Order received by the Company prior to the Execution Date in writing, and which have not been disclosed (i) in the Audited Financial Statements as of June 30, 2015; or (iii) in the Company Disclosure Schedule, (a “Tax Loss”).

The Tax Loss shall be indemnifiable by the Company Indemnifying Sellers in accordance with the process set out in Clause 9.10 below.

Each Company Indemnifying Seller, to the extent it is required to provide any information which relates to its arrangements with the Company as shareholders of the Company, shall provide its reasonable assistance to the Purchaser in connection with the preparation and filing of any Tax Return of the Company and any audit or other proceeding in relation to the Company with respect to Taxes, including making representations to the best of their knowledge (as may be reasonably required) to or furnishing information available with it to the Company.

The amounts payable by the Company Indemnifying Sellers under this Clause 9.2 shall in each case, be determined in following manner:

A/B*C,

Where:

A = the number of Equity Shares sold by the Company Indemnifying Seller

B = the Sale Shares

C = the amounts payable to the Purchaser under this Clause 9.2 for a particular instance of Loss.

For illustration purposes:

If the Loss incurred by the Company is Rs. 100, the amount of Loss indemnifiable shall be Rs. 51 (corresponding to the shareholding transferred under this transaction to the Purchaser). Of this, Rs. 37.89 should be indemnifiable severally by TTSL and the Kanoria Block, for an amount of Rs. 19.63 and Rs. 18.26 respectively.

9.3	Each of the Persons constituting the Kanoria Block (each a “KB Indemnifying Seller”) shall severally indemnify, defend and hold harmless the Purchaser and its Affiliates from and against any and all Losses arising out of a breach or misrepresentation of the representation in Clause 6.5 in proportion to its share in the Sale Shares.

For illustration purposes:

If the Loss is Rs. 100, the aggregate of the several liability of all members of the KB Indemnifying Sellers to indemnify the Purchaser and its Affiliates shall in aggregate be Rs. 18.26 only.

Provided that the total liability of Company Indemnifying Sellers or KB Indemnifying Seller (as the case may be) to the Purchaser (and such other Persons that may be indemnified under Clauses 9.2 and 9.3) for any Losses suffered by it, or any claim for damages or any other remedies available to the Purchaser (and such other Persons that may be indemnified under Clauses 9.2 and 9.3) in connection with Clauses 9.2 and 9.3 shall not in the aggregate exceed an amount equivalent to 15% of the Purchase Consideration received by Company Indemnifying Sellers or such KB Indemnifying Seller.

9.4	The obligation of the Indemnifying Sellers (as applicable) to indemnify the Purchaser shall:

(a)	for any breach of the Sellers’ Warranties survive for a period of 3 (three) years from the Completion Date;

(b)	for any breach of the Company Warranties survive for a period of 18 (eighteen) months from the Completion Date;

(c)	for any breach of the representation provided by the Kanoria Block in Clause 6.5 survive for a period of 18 (eighteen) months from the Completion Date.

9.5	The total liability of an Indemnifying Seller to the Purchaser (and such other Persons that may be indemnified under Clauses 9.1, 9.2 and 9.3) for any Losses suffered by it, or any claim for damages or any other remedies available to the Purchaser (and such other Persons that may be indemnified under Clauses 9.1, 9.2 and 9.3) (to the extent applicable) in connection with this Agreement or the transactions contemplated herein, shall not, except for any matters indemnifiable under Schedule X hereof, in the aggregate exceed an amount equivalent to 100% of the Purchase Consideration received by such Indemnifying Seller.

9.6	Notwithstanding anything contained herein, the Purchaser shall not make any claims or proceed against any of the Sellers for a breach of Clause 6.4(b). Nothing herein shall affect the Purchaser’s rights against the Company for a breach of Clause 6.4(b).

9.7	The Indemnifying Seller shall not be liable for any indemnity claim pursuant to this Clause 9 if it receives or they receive from the Purchaser written notice later than sixty (60) days of the Purchaser becoming aware of the facts underlying the indemnity claim containing specific details of the indemnity claim, including the amount of the indemnity claim. Receipt of any notice by the Indemnifying Seller under this Clause 9 shall not be construed to be an acceptance by it of the validity of such claim.

9.8	If a breach of the representations or warranties is capable of remedy, the Purchaser shall give to the Indemnifying Seller a written notice of the breach and be entitled to compensation only if the breach is not remedied within 60 (sixty) days after the date on which such notice is served on the Indemnifying Seller. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same claim. The Indemnifying Sellers shall not be liable to the Purchaser for any indirect, special or consequential damages, whether foreseeable or not (including lost profits or lost revenues), regardless of whether such liability arises in tort, contract, breach of warranty, indemnification or otherwise.

9.9	The Purchaser shall, acting in good faith, use its reasonable endeavours to mitigate Losses or Tax Losses. Where an Indemnifying Seller has made a payment to the Purchaser in relation to any indemnity claim under this Clause 9 and the Purchaser is entitled to recover (whether by payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of Losses which are the subject of an indemnity claim under this Clause 9, the Purchaser shall (i) notify the Indemnifying Seller of the fact and provide such information as the Indemnifying Seller may reasonably require; and (ii) pay to the Indemnifying Seller, as soon as reasonably practicable, after receipt, an amount equal to the amount recovered from the third party (net of taxation and less any costs of recovery).

9.10	Process and defence of proceedings

9.10.1	If any Person notifies the Purchaser with respect to any matter (a “Third Party Claim”), in respect of which the Purchaser is entitled to make an indemnity claim under this Clause 9 or Clause 10 below against the Indemnifying Seller, then the Purchaser shall notify the Indemnifying Seller of such Third Party Claim, as soon as reasonably practicable, after receipt of notice of such Third Party Claim.

9.10.2	Without prejudice to the Purchaser’s right to be indemnified by the Indemnifying Seller under this Clause 9, the Indemnifying Seller shall have the right, at its own cost, to take any action and institute any proceedings to dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim (“Defensive Action”), provided, however, that where the Indemnifying Seller does not respond to a notice from Purchaser of the Third Party Claim (stating that the Indemnifying Seller assumes control of such Defensive Action as aforesaid) within 30 days of receiving a notice of such Third Party Claim, the Purchaser shall have a right to institute such Defensive Action on its own and take the place of the Indemnifying Seller for such actions. Whether or not the Indemnifying Seller elects to defend any Third Party Claim, the Indemnifying Seller and the Purchaser shall cooperate and exercise all reasonable efforts in the defense or prosecution of any such claim and shall furnish one another with such records, information and testimony, and attend such conferences, proceedings, hearings, trials and appeals as may be reasonably required by the other in connection therewith.

9.10.3	Subject to Clause 9.10.2, the Purchaser shall not without the consent of the Indemnifying Sellers, consent to any settlement, waiver or understanding unless such settlement, waiver or understanding fully and unconditionally discharges the Indemnifying Sellers from their obligation to indemnify the Purchase for such Third Party Claims.

9.11	The Indemnifying Sellers shall not be liable in relation to the indemnity obligation set out in Clause 9.2 and 9.3, for any Loss, arising from any single incident (or series of claims arising from substantially identical facts or circumstances) that is less than INR 50,00,000 (Rupees Fifty Lakhs Only) in value (each such Loss below the aforesaid limit of INR 50,00,000 (Rupees Fifty Lakhs Only), being a “De Minimis Loss”), it being clarified that, subject to the De Minimis Loss threshold being satisfied, the Purchaser shall be indemnified for the entire amount of such Loss and not merely the excess over the De Minimis threshold. The Indemnifying Sellers shall not be liable for any Loss in relation to the indemnity obligation set out in Clause 9.2 and 9.3, unless the aggregate of all such Losses (each such Loss not being a De Minimis Loss) exceeds INR 100,00,00,000 (One Hundred Crores) (the “Threshold Loss”), after which the Indemnifying Sellers shall only be liable for Losses over and above the Threshold Loss.

9.12	It is hereby clarified that where, at any time after the Execution Date, any Seller is in breach of any Sellers’ Warranty as a consequence of any change in Law with retrospective effect (which change in Law shall have come into force after the Execution Date), then the representing Seller, shall not be held liable for such breach.

9.13	If any claim of the Purchaser against the Sellers is based upon a liability that is contingent only, then the Purchaser shall not be entitled to make a claim against the Sellers, unless and until such contingent liability gives rise to an obligation to make a payment including interest or penalty thereon.

10	WITHOLDING TAX MATTERS

10.1	Each of the Non-Resident Sellers shall indemnify the Purchaser for any Tax Claim relating to withholding tax in accordance with Schedule X hereof, subject to the provisions of Clause 10.2, 10.3 and 10.4 below.

10.2	No later than seven (7) Business Days prior to the Completion Date, each Non-Resident Seller shall have delivered to the Purchaser (a) an opinion in a form reasonably satisfactory to the Purchaser from a Agreed Accounting Firm that no capital gains tax (and in case of Indivest, no income tax) shall be payable by the relevant Non-Resident Seller under IT Act on the transfer of the Sale Shares held by such Non-Resident Seller to the Purchaser as contemplated in this Agreement; and (b) certified true copy of its valid tax residency certificate issued to it by the relevant authority in the Republic of Mauritius (and, in the case of Indivest, a certified true copy of the certificate of residency issued to Indivest by the relevant authority in Singapore).

10.3	The Purchaser shall not deduct and withhold from the Purchase Consideration or any other amount payable under this Agreement, any amount as withholding tax in case of such Non-Resident Sellers as have provided the documents set out in Clause 10.2 above. Such Non-Resident Sellers shall provide the Purchaser the indemnity as set out at Clause 10.1 above read with Schedule X.

10.4	Where any of the Non-resident Seller/s have not provided the opinion and certificate referred to in Clause 10.2 above, the Purchaser shall be entitled to deduct from the Purchase Consideration, the applicable withholding tax, in accordance with applicable Law. In case of such Non-Resident Sellers, the indemnity provisions of this Clause 10 and Schedule X shall apply solely in respect of any Tax Claim arising due to a mis-statement or misrepresentation by such Non-Resident Seller in the information provided by such Non-Resident Seller to Purchaser for purposes of determining the capital gains computation.

11	FEES AND EXPENSES

11.1	Each Party agrees that it shall bear by itself all costs and expenses incurred by it in connection with any discussions, negotiations and investigations undertaken in connection with the subject matter hereof, including without limitation costs and expenses associated with the retention of financial, legal, tax and other professional advisers. Provided that, nothing in this Clause 11 shall be construed to require any of the Sellers to bear the fees of the investment bankers, which have been engaged by the Company.

11.2	Notwithstanding anything contained in Clause 11.1 above, all stamp charges, and any penalties, interest and additions thereto, incurred in connection with the transfer of the Sale Shares under this Agreement or the other transactions contemplated by or the execution of this Agreement shall be paid for and borne by the Purchaser. The applicable filing fee and economists’ costs (if any) in respect of the CCI Approval required under Clause 3.1(a) shall be shared equally among Purchaser on one hand and TTSL, TSL, IDFCPE III, MSIPL and SMIT on the other hand. The Sellers and the Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

11.3	The Parties acknowledge and confirm that other than the Purchase Consideration and the fee for the non-compete obligations under Clause 7.10 set out in this Agreement, no other amounts are being paid or are required to be paid by the Purchaser or any of the Sellers to any of the Sellers for the purposes of transfer of the Sale Shares by the Sellers to the Purchaser.

12	TERMINATION

12.1	This Agreement shall be effective from the Execution Date and shall continue to be valid and in full force and effect, unless terminated earlier in accordance with this Clause 12 of this Agreement.

12.2	This Agreement may be terminated:

(a)	by mutual consent of the Parties in writing;

(b)	automatically, if Completion does not take place by the Termination Date, unless the failure to consummate the Completion is due to the breach of this Agreement by the Party that is attempting to terminate this Agreement or its Affiliates;

(c)	by any Party, if (i) any Order of any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable, (ii) any Law shall have rendered the transactions contemplated under this Agreement illegal, or (iii) FIPB or CCI approval is refused for the transactions contemplated by this Agreement and the grounds of such refusal by FIPB or CCI, as the case may be, are not capable of rectification by the Parties with their mutual agreement;

(d)	by the Purchaser, if an Updated Company Disclosure Schedule provided by the Company contains any matters that would result in a Material Adverse Effect or would materially impair the ability of the Sellers to consummate the transaction contemplated herein.

12.3	Termination of this Agreement shall be without prejudice to any rights or obligations of any Party; provided, however, that, where this Agreement has been terminated, any Party may bring an action seeking only damages for a material breach of this Agreement prior to the Termination Date under Clause 12.2; provided, further, that, non-fulfillment of any of the Conditions Precedent in Clause 3 shall not, in and of itself, be considered a material breach of this Agreement and no Party shall be liable for such non-fulfillment (except to the extent such non-fulfillment constitutes a breach of Clause 7 or any undertaking hereunder).

12.4	Each notice given by a Party pursuant to Clause 12.2 to terminate this Agreement shall specify the subsection of Clause 12.2 pursuant to which such notice is given. If at the time a Party gives a termination notice, such Party is entitled to give such notice pursuant to more than one subsection of Clause 12.2, the subsection pursuant to which such notice is given and termination is effected shall be deemed to be the subsection specified in such notice; provided, however, that the Party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified subsection.

12.5	Notwithstanding the above, Clauses 8, 12.5, 13, 14, 15, and 16 (except for 16.12) shall survive the termination of this Agreement.

13	NOTICES

13.1	Each notice, demand, or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number and e-mail address set out below (or such other address or fax number and e-mail address as the addressee has specified in writing to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by registered airmail or international courier service. Any notice, demand, or other communication so addressed to the relevant Party shall be deemed to have been delivered if (i) delivered in person or by messenger, when proof of delivery is obtained by the delivering Party, (ii) sent by post within the same country, on the fifth day following posting, (iii) sent by post to another country, on the tenth day following posting, and (iii) given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

13.2	The initial address and facsimile for the Parties for the purposes of the Agreement are:

If to the Purchaser:

Attention	:	ATC Asia Pacific Pte. Ltd.
Address	:	One Raffles Quay North Tower, Level 25, Singapore 048583
Telephone	:	65 66225351 / 66225352
With Copies to

Attention	:	General Counsel
Address	:	American Tower International, Inc. 116 Huntington Ave., 11th Floor, Boston, MA 02116
Telephone	:	617-375-7500
Facsimile	:	617-375-7575

Attention	:	Clifford Chance LLP
Address	:	31 West 52nd Street New York, NY 10019
Telephone	:	212-878-8000
Facsimile	:	+1 212 878 8375

If to the Purchaser Guarantor:

Address	:	American Tower Corporation
116 Huntington Avenue, 11th Floor
Boston, Massachusetts, U.S.A. 02116

Attention	:	General Counsel
Fax	:	(617) 375-7570
E-mail	:	ed.disanto@americantower.com
With Copies to

Attention	:	Clifford Chance LLP
Address	:	31 West 52nd Street New York, NY 10019

Telephone	:	212-878-8000
Facsimile	:	+1 212 878 8375

If to the Company:

Address	:	D-2, 5th Floor, Southern Park,
Saket Place, Saket,
New Delhi 110017, India

Attention	:	Company Secretary

Telephone	:	0124 - 66344703

E-mail	:	geetapuri.seth@viomnetworks.com

If to the Sellers, at the details provided at Schedule I against the name and description of each of the Sellers respectively.

14	GOVERNING LAW

14.1	This Agreement and the documents to be entered into pursuant to it, and any non-contractual obligations arising out of or in connection with the Agreement and such documents, shall be governed by, and construed in accordance with, the substantive Laws of India without giving effect to the principles of conflict of Laws thereunder.

14.2	Any and all process may be served in any action or proceeding arising in connection with this Agreement by notice pursuant to Clause 13. The Parties hereby agree to waive all claims of error by reason of such service and that such service, if delivered, sent or mailed, shall constitute good, proper and sufficient service. Nothing herein shall affect the right of any Party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the below mentioned arbitration process.

14.3	Subject to Clause 15 below, (a) the Courts in (i) Delhi and (ii) Mumbai, India shall have the jurisdiction to entertain and dispose of any proceeding arising out of or from this Agreement against any of the Sellers, (b) the Courts in the United States of America and India shall have the exclusive jurisdiction to entertain and dispose of any proceeding arising out of or from this Agreement or the ATC Guarantee, against the Purchaser, Purchaser Guarantor or American Tower Corporation provided, however, that nothing provided hereinabove shall restrict the ability of the Parties from enforcing any order/award in any other jurisdiction or forum.

15	DISPUTE RESOLUTION

15.1	Any and all disputes or differences among the Parties arising out of or in connection with this Agreement or its performance (other than in relation to Clause 10 and Schedule X relating to tax matters) shall, so far as it is possible, be settled amicably through consultation among the Parties.

15.2	If after thirty (30) days of consultation, the disputing Parties have failed to reach an amicable settlement on any or all disputes or differences arising out of or in connection with this

Agreement or its performance, such disputes or differences shall be submitted to final and binding arbitration at the request of either of the disputing Parties upon written notice to that effect to the other.

15.3	Such arbitration shall be under and on the terms of the Arbitration and Conciliation Act, 1996 and shall be held in Delhi, India. All proceedings of such arbitration shall be in the English language.

15.4	The arbitration panel shall consist of three (3) arbitrators, one (1) arbitrator to be appointed by the Sellers jointly, one (1) arbitrator to be appointed by the Purchaser and the third (3rd) arbitrator, who shall serve as chairman, to be appointed jointly by the other two (2) arbitrators.

15.5	The arbitration panel shall have the power to order any interim or conservatory measures that it deems appropriate.

15.6	If multiple disputes arise out of or in connection with this Agreement or its performance then any or all such disputes may be determined in a single arbitration.

15.7	In the event that an arbitration under this Agreement or its performance has commenced and is still pending (the “Pending Arbitration”), when any other arbitration is commenced under any of such documents, each disputing Party hereby agrees that the arbitration panel in the Pending Arbitration shall have the power to order consolidation of the subsequently commenced arbitration with the Pending Arbitration (together, the “Consolidated Arbitration”), where the request for consolidation is made prior to (i) the exchange of the final written pleadings (excluding post-hearing briefs, or equivalent), or (ii) the commencement of the final hearing on the merits in the Pending Arbitration (if any), whichever is the later, and the arbitration panel in the Pending Arbitration, in its absolute discretion, determines that:

(a)	the arbitrations relate to substantially similar questions of law or of fact;

(b)	no Party would be unduly prejudiced; and

(c)	consolidation under these circumstances would not result in undue delay for any of the arbitrations.

15.8	The arbitration panel in the Consolidated Arbitration shall consist of three (3) arbitrators, one (1) arbitrator to be appointed by the Sellers jointly, one (1) arbitrator to be appointed by the Purchaser and the third (3rd) arbitrator, who shall serve as chairman, to be appointed jointly by the other two (2) arbitrators.

15.9	The Parties agree that upon consolidation, they will promptly dismiss any arbitration brought under this Agreement or its performance, the subject of which has been consolidated into a Consolidated Arbitration in accordance with this Clause 15.

15.10	Nothing shall preclude any Party from seeking interim or permanent equitable or injunctive relief, or both, from any court having jurisdiction to grant the same. The pursuit of equitable or injunctive relief shall not be a waiver of the duty of the Parties to pursue any remedy for monetary damages through the arbitration described in this Clause 15.

16	MISCELLANEOUS

16.1	No Partnership

Nothing contained in this Agreement shall create or be deemed to create a partnership or association of persons between or among the Parties, and no Party shall hold itself out as an agent for any other Party, except with the express prior written consent of the other Party.

16.2	Remedies, Waivers, Amendments and Consents

(a)	Unless otherwise provided for in this Agreement, no failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

(b)	Any provision of this Agreement may be amended only if all Parties so agree in writing. Any waiver, and any consent by any of the Parties under any provision of this Agreement, must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

16.3	Entire Agreement

This Agreement (together with any other documents referred to herein or therein) constitutes the whole agreement among the Parties relating to the subject matter hereof to the exclusion of any terms implied by law that may be excluded by contract and supersedes any prior agreements or understandings relating to such subject matter, including the indicative term sheet dated October 3, 2014 entered into between the Parties.

16.4	Invalidity

(a)	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

(b)	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.4(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.4(a), not be affected.

16.5	Successors Bound

This Agreement shall be binding on and shall inure to the benefit of and be enforceable by the successors and permitted assigns of each of the Parties hereto.

16.6	Counterparts

This Agreement may be executed in one or more counterparts including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, but all of which signed and taken together, shall constitute one document.

16.7	Time

Any date or period as set out in any Clause of this Agreement may be extended with the written consent of the Parties.

16.8	Good Faith

Each of the Parties hereto undertakes to do, in good faith, all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

16.9	Independent Rights and Obligations

Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

16.10	Assignment

None of the Parties shall be entitled to assign its rights, benefits, privileges, liabilities or obligations under this Agreement without the prior written consent of the other Parties, except that: (i) the Purchaser may assign any or all of its rights, interests and obligations under this Agreement before Completion to any Affiliate provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement (and the Transaction Documents, to the extent applicable), but no such assignment shall relieve the Purchaser of its obligations under this Agreement and the Transaction Documents and if such assignee does not perform such obligations, shall be deemed to be a party to this Agreement and the Transaction Documents; and (ii) each member of the Kanoria Block and TTSL may assign any or all of their respective rights, interests and obligations under this Agreement before Completion to any of their respective Affiliates (or TOF in case of TTSL), provided that in each case, any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement (and the Transaction Documents, to the extent applicable), provided however that SREI, QTIPL, Mr. Sunil Kanoria and TTSL shall continue to be party to this Agreement and shall continue to be subject to their obligations hereunder. If requested by the Purchaser, the Sellers agree to cause the Sale Shares or any portion thereof at Completion to be transferred to any Affiliate of the Purchaser, the Purchaser may direct. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties to this Agreement and their respective successors and assigns. Further, the Purchaser may collaterally assign its respective rights and interests under this Agreement to any financial institution providing secured debt financing to the Purchaser or any of its respective Affiliates, subject to the prior written consent of the Sellers. Upon such permitted assignment, the references in this Agreement to the Purchaser, respectively, shall also apply to any such assignee unless the context otherwise requires.

16.11	Reasonableness

Each of the Sellers and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 16.3, and agrees that the provisions of this Agreement (including the Sellers’ Disclosure Schedule, Company Disclosure Schedule and all documents entered into pursuant to this Agreement) are fair and reasonable.

16.12	Guarantee

(a)	The Purchaser Guarantor hereby agrees that if the Purchaser fails to make the payment of the Purchase Consideration when it is due under or pursuant to this Agreement (after giving effect to all applicable grace, notice and/or cure periods), the Purchaser Guarantor shall pay such amount to the Sellers.

(b)	Subject to Clause 16.12(e), the Purchaser Guarantor’s obligations under this Clause 16.12 will not be affected by any matter or thing that, but for this provision, might operate to affect or prejudice those obligations, including without limitation:

(i)	any time or indulgence granted to, or composition with, the Purchaser or any other person;

(ii)	the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, or any right, guarantee, remedy or security from or against the Purchaser or any other person; or

(iii)	any variation or change to the terms of this Agreement.

(c)	Until the Purchase Consideration has been paid in full, the Purchaser Guarantor will neither take nor hold any security from the Purchaser in respect of this Agreement and any such security which is held in breach of this provision will be held by the Purchaser Guarantor in trust for the Sellers.

(d)	The provisions of this Clause 16.12 may, with the prior written consent of the Sellers, and, subject to Clause 16.12(e), be enforced by the Sellers against the Purchaser Guarantor.

(e)	The Sellers shall have no greater rights against the Purchaser Guarantor than it has against the Purchaser under this Agreement.

(f)	The provisions of this Clause 16.12 may be varied or terminated by agreement between the Parties (and the Sellers may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this Clause without the consent of the Purchaser).

(g)	The Purchaser Guarantor warrants to the Sellers that:

(i)	it is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation;

(ii)	it has the legal right and full power and authority to enter into and perform its obligations under this Agreement;

(iii)	its execution of, and the compliance with, the terms of this Agreement does not and will not conflict with or constitute a default under any provision of:

(A)	any agreement or instrument to which it is a party; or

(B)	its constitutional and corporate documents; or

(C)	any order, judgment, decree or regulation or any other restriction of any kind by which the Purchaser Guarantor is bound;

(iv)	this Agreement will, when executed, constitute a legal, valid and binding obligation on the Purchaser Guarantor, in accordance with its respective terms, subject only to creditors’ rights;

(v)	it has duly executed this Agreement and has taken all corporate action required by it to authorise it to enter into and to perform this Agreement; and

(vi)	it has, and will continue to have for the duration of this Agreement, sufficient assets and resources for the performance of its obligations under this Agreement and in particular for the payment of the Purchase Consideration when it is due and payable pursuant to the terms of this Agreement.

(h)	The Purchaser and the Purchaser Guarantor shall ensure that American Tower Corporation shall back the guarantee obligations of the Purchaser Guarantor under this Clause 16.12 and issue the ATC Guarantee to the Sellers as of the Execution Date.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

ATC ASIA PACIFIC PTE. LTD.

/s/ EDMUND DISANTO
Authorised Signatory
Name:	Edmund DiSanto

Designation:	Director

AMERICAN TOWER INTERNATIONAL, INC.

/s/ EDMUND DISANTO
Authorised Signatory
Name:	Edmund DiSanto

Designation:	EVP

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TATA TELESERVICES LIMITED

/s/ SRINATH NARASIMHAN
Authorised Signatory
Name:	Srinath Narasimhan

Designation:	Managing Director

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SREI INFRASTRUCTURE FINANCE LIMITED

/s/ SANJEEN SANCHETI
Authorised Signatory
Name:	Sanjeen Sancheti

Designation:	Chief Strategy Officer

MR. SUNIL KANORIA

/s/ SANJEEN SANCHETI
Authorised Signatory

Name:	Sanjeen Sancheti

RESURGENT INFRATEL PRIVATE LIMITED

/s/ SANJEEN SANCHETI
Authorised Signatory
Name:	Sanjeen Sancheti

OPTIMUM INFRATEL PRIVATE LIMITED

/s/ SANJEEN SANCHETI
Authorised Signatory
Name:	Sanjeen Sancheti

QUIPPO TELECOM INFRASTRUCTURE PRIVATE LIMITED

/s/ SANJEEN SANCHETI
Authorised Signatory
Name:	Sanjeen Sancheti

CONFIDENT SOLAR PRIVATE LIMITED

/s/ SANJEEN SANCHETI
Authorised Signatory
Name:	Sanjeen Sancheti

RIGHT TOWERS PRIVATE LIMITED

/s/ SANJEEN SANCHETI
Authorised Signatory
Name:	Sanjeen Sancheti

MR. AJAY KUMAR AGARWAL
(TRUSTEE-AKSYAKALA TRUST)

/s/ SANJEEN SANCHETI
Authorised Signatory
Name:	Sanjeen Sancheti

FUNDERBURK MAURITIUS LIMITED.

/S/ GERARD AMAL WAHAB
Authorised Signatory
Name:	Gerard Amal Wahab

Designation:	Director

/s/ NIGEL GOVETT
Authorised Signatory
Name:	Nigel Govett

Designation:	Director

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INDIVEST PTE LTD

/s/ SURESH BALASUBRAMANIAN
Authorised Signatory
Name:	Suresh Balasubramanian

Designation:	Director

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IDFC PRIVATE EQUITY FUND II

/s/ SATISH MANDHANA
Authorised Signatory
Name:	Satish Mandhana

Designation:	Managing Partner and CIO

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THE INFRASTRUCTURE FUND OF INDIA, LLC

/s/ KAPILDEO JOORY
Authorised Signatory
Name:	Kapildeo Joory

Designation:	Director

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AMP CAPITAL ASIAN GIANTS INFRASTRUCTURE FUND

/s/ KAPILDEO JOORY
Authorised Signatory
Name:	Kapildeo Joory

Designation:	Director

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EVEREST CAPITAL (M) LTD.

/s/ W. GAGE MCAFEE
Authorised Signatory
Name:	W. Gage McAfee

Designation:	Director

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INDIA INFRASTRUCTURE FUND

/s/ MAYANR BANSAL
Authorised Signatory
Name:	Mayanr Bansal

Designation:	Director - Infrastructure

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VIOM NETWORKS LIMITED

/S/ SYED SAFANI
Authorised Signatory
Name:	Syed Safani

Designation:	CEO

/S/ SHIRISHI MANIAR
Authorised Signatory
Name:	Shirishi Maniar

Designation:	CFO